UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BioSante Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

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111 Barclay Boulevard

Lincolnshire, Illinois 60069

April 9, 2012

Dear Fellow Stockholder:

We are pleased to invite you to join us for the BioSante Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069.  Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold.  Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the proxy statement.

We are pleased again this year to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet.  We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.

On behalf of BioSante’s Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

/s/ Stephen M. Simes

Stephen M. Simes
Vice Chairman, President and Chief Executive Officer

Your vote is important.  Please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the proxy statement.  By doing so, you may save us the expense of additional solicitation.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2012

To the Stockholders of BioSante Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc., a Delaware corporation, will be held on Wednesday, May 30, 2012, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069, for the following purposes:

1.                                      To elect seven persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.                                      To consider a proposal to approve the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan.

3.                                      To consider a proposal to approve an amendment to BioSante’s Restated Certificate of Incorporation to effect a reverse split of BioSante’s common stock and class C special stock at the discretion of the Board of Directors at a ratio not less than 1-for-2 and not more than 1-for-10.

4.                                      To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

5.                                      To consider and vote upon a proposal to approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 3.

6.                                      To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 3, 2012 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.  A stockholder list will be available at BioSante’s corporate office beginning May 18, 2012 during normal business hours for examination by any stockholder registered on BioSante’s stock ledger as of the record date for any purpose germane to the Annual Meeting.

By Order of the Board of Directors,

/s/ Phillip B. Donenberg

Phillip B. Donenberg
Senior Vice President of Finance, Chief Financial Officer and Secretary

April 9, 2012

Lincolnshire, Illinois

ii

As used in this proxy statement, references to “BioSante,” the “company,” “we,” “our” or “us,” unless the context otherwise requires, refer to BioSante Pharmaceuticals, Inc.

We own or have the rights to use various trademarks, trade names or service marks, including BioSante®, LibiGel®, GVAX™, The Pill-Plus™ and Elestrin™.  This proxy statement also contains trademarks, trade names and service marks that are owned by other persons or entities.

iii

111 Barclay Boulevard

Lincolnshire, Illinois  60069

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

May 30, 2012

The Board of Directors of BioSante Pharmaceuticals, Inc. is soliciting your proxy for use at the 2012 Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012.  The Board of Directors expects to make available to our stockholders beginning on or about April 9, 2012 the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on the Internet, or send these materials to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy statement and annual report to stockholders, which includes our annual report on Form 10-K, are available at www.proxyvote.com/BioSante.  Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record and beneficial owners (excluding those stockholders of record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials).  All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.  We believe that this process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting and reduce the environmental impact of our meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections.  We have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “potential,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” and “continue”, the negative of these words, other words and terms of similar meaning and the use of future dates.  Forward-looking statements involve risks and uncertainties.  These uncertainties include factors that affect all businesses as well as matters specific to us.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements.

For us, particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing and other success of our licensees or sublicensees and our future revenues, if any, from our licensees and sublicensees; uncertainties relating to the future and costs of our product development programs and our need for and ability to obtain additional financing if needed. More detailed information on these and additional factors that could affect our actual results are described in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2011.  All forward-looking statements in this proxy statement speak only as of the date of this proxy statement and are based on our current beliefs and expectations.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Date, Time, Place and Purposes of Meeting

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc. will be held on Wednesday, May 30, 2012, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Who Can Vote

Stockholders of record at the close of business on April 3, 2012 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting.  As of that date, there were 120,826,861 shares of our common stock and 391,286 shares of our class C special stock outstanding.  Each share of our common stock and class C special stock is entitled to one vote on each matter to be voted on at the Annual Meeting.  Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important.  Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting.  You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•                  Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•                  Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•                  Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided if you received a paper copy of these proxy materials.  If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Tuesday, May 29, 2012.  Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker or other holder of record provided to you for more information on your options for voting.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.

For Proposal No. 1—Election of Directors, you may:

•                  Vote FOR all seven of the nominees for director,

•                  WITHHOLD your vote from all seven of the nominees for director or

•                  WITHHOLD your vote from one or more of the seven nominees for director that you designate.

For Proposal No. 2—Approval of BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan, Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors, Proposal No. 4— Ratification of Selection of Independent Registered Public Accounting Firm and Proposal No. 5—Adjournment of Annual Meeting, if Necessary, to Solicit Additional Proxies if There are Insufficient Votes in Favor of Proposal No. 3, you may:

•                  Vote FOR the proposal,

•                  Vote AGAINST the proposal or

•                  ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but you do not specify how you want to vote your shares, the proxies will vote your shares FOR all seven of the nominees for director in Proposal No. 1— Election of Directors, FOR Proposal No. 2— Approval of BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan, FOR Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors, FOR Proposal No. 4— Ratification of Selection of Independent Registered Public Accounting Firm and FOR Proposal No. 5—Adjournment of Annual Meeting, if Necessary, to Solicit Additional Proxies if There are Insufficient Votes in Favor of Proposal No. 3.

How the Board of Directors Recommends that You Vote

The Board of Directors recommends that you vote:

•                  FOR all seven of the nominees for director in Proposal No. 1—Election of Directors;

•                  FOR Proposal No. 2—Approval of BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan;

•                  FOR Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors;

•                  FOR Proposal No. 4—Ratification of Selection of Independent Registered Public Accounting Firm; and

•                  FOR Proposal No. 5—Adjournment of Annual Meeting, if Necessary, to Solicit Additional Proxies if There are Insufficient Votes in Favor of Proposal No. 3.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•                  Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us;

•                  Sending written notice of revocation to our Corporate Secretary; or

•                  Attending the Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions your broker, bank or other nominee provides.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third (40,406,049) shares) of the outstanding shares of our common stock and class C special stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of our common stock and shares of our class C special stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum.  Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present.  A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.  If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to a later date as discussed below under “Discretionary Voting.”

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the following vote is required for each of the following matters:

•                  Proposal No. 1—Election of Directors requires the affirmative vote of a plurality of the shares of our common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.

•                  Proposal No. 2— Approval of BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.  In addition, under the Listing Rules of The NASDAQ Stock Market, the approval of the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan requires the affirmative vote of a majority of the total votes cast on the proposal.

•                  Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors requires the affirmative vote of a majority of our common stock and class C special stock, voting together as a single class.

•                  Proposal No. 4—Ratification of Selection of Independent Registered Public Accounting Firm requires the affirmative vote of a majority of our common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.

•                  Proposal No. 5—Adjournment of Annual Meeting, if Necessary, to Solicit Additional Proxies if There are Insufficient Votes in Favor of Proposal No. 3 requires the affirmative vote of a majority of our common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters.  The only routine matters to be submitted to our stockholders at the Annual Meeting are Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors and Proposal No. 4—Ratification of Selection of Independent Registered Public Accounting Firm.  None of our other proposals are routine matters.  Accordingly, if you do not direct your broker how to vote for a director in Proposal No. 1 or how to vote for Proposal No. 2 or Proposal No. 5, your broker may not exercise discretion and may not vote your shares on that proposal.

For purposes of Proposal No. 1, Proposal No. 2 and Proposal No. 5, broker non-votes are considered to be shares represented by proxy at the meeting but are not considered to be shares “entitled to vote” or “votes cast” at the meeting.  As such, a broker non-vote will not be counted as a vote “For” or “Withheld” with respect to a director in Proposal No. 1, or a vote “For” or “Against” Proposal No. 2 or Proposal No. 5; and, therefore, will have no effect on the outcome of the vote on any such proposal.  Proxies marked “Abstain” will be counted in determining the total number of shares “entitled to vote” and “votes cast” on each of the proposals and will have the effect of a vote “Against” a proposal.

STOCK OWNERSHIP

Directors and Executive Officers

The table below sets forth information known to us regarding the beneficial ownership of each class of our capital stock as of April 3, 2012 for:

•                  each of our directors and nominees for directors;

•                  each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary of Cash and Other Compensation” (we collectively refer to these persons as our “named executive officers”); and

•                  all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of April 3, 2012.  Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of April 3, 2012 are outstanding for the purpose of computing the percentage of common stock owned by such person or group.  However, such unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table.  Unless otherwise indicated, the address for each of the individuals in the table below is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

	Shares Beneficially Owned(1)(2)
Name and Address of	Common Stock			Class C Special Stock		Common Stock and Common Stock	Percent of Total Voting
Beneficial Owner	Number		Percent	Number	Percent	Equivalents	Power(3)
Louis W. Sullivan, M.D.	212,898		*	100,000	25.6%	312,898	*
Stephen M. Simes	1,349,941	(4)	1.1%	—	—	1,349,941	1.1%
Fred Holubow	206,259		*	—	—	206,259	*
Ross Mangano	2,510,416	(5)	2.1%	—	—	2,510,416	2.1%
Edward C. Rosenow, III, M.D.	165,540		*	—	—	165,540	*
John T. Potts, Jr., M.D.	48,081	(6)	*	—	—	48,081	*
Stephen A. Sherwin, M.D.	247,619		*	—	—	247,619	*
Phillip B. Donenberg	642,718		*	—	—	642,718	*
Michael C. Snabes, M.D., Ph.D.	246,666		*	—	—	246,666	*
All directors and executive officers as a group (9 persons)	5,630,138	(7)	4.6%	100,000	25.6%	5,730,138	4.6%

*                 Represents beneficial ownership of less than one percent.

(1)         Includes for the persons listed below the following shares subject to options held by such persons that are currently exercisable or become exercisable within 60 days of April 3, 2012:

Name	Shares Underlying Stock Options
Directors
Louis W. Sullivan, M.D.	165,000
Stephen M. Simes	1,147,674
Fred Holubow	145,000
Ross Mangano	145,000
Edward C. Rosenow, III, M.D.	145,000
John T. Potts, Jr., M.D.	42,500
Stephen A. Sherwin, M.D.	160,859
Named Executive Officers
Stephen M. Simes	1,147,674
Phillip B. Donenberg	598,396
Michael C. Snabes, M.D., Ph.D.	246,666
All directors and executive officers as a group (9 persons)	2,796,095

(2)         Includes shares held by the following persons in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral: Dr. Sullivan (10,000 shares), Mr. Simes (94,728 shares), Mr. Holubow (61,259 shares), Mr. Mangano (66,800 shares), Dr. Rosenow (20,000 shares), Dr. Sherwin (86,760 shares) and Mr. Donenberg (44,322 shares).

(3)         In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(4)         Mr. Simes’s beneficial ownership includes 202,167 shares of common stock held by a trust and 100 shares of common stock held by Mr. Simes’s child.

(5)         Mr. Mangano’s beneficial ownership includes:  (a) 1,929,661 shares of common stock held by JO & Co., of which Mr. Mangano is President; (b) 30,000 shares of common stock held by Oliver & Co., of which Mr. Mangano is the trustee; and (c) an aggregate of 239,999 shares of common stock held in various accounts, of which Mr. Mangano is an advisor and/or a trustee.  Mr. Mangano has sole voting and investment power over these shares.

(6)         Includes 2,924 shares of common stock held in irrevocable trusts for Dr. Potts’s children, as to which Dr. Potts disclaims any beneficial ownership.

(7)         The amount beneficially owned by all current directors and executive officers as a group includes 2,796,095 shares issuable upon the exercise of stock options held by these individuals, 242,923 shares held in trusts and 100 shares held by immediate family members of the directors and executive officers.  See notes (1), (4), (5) and (6) above.

Significant Common Stockholders

The table below sets forth information as to individuals and entities that have reported to the SEC or have advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name and Address of	Common Stock			Class C Special Stock		Common Stock and Common Stock	Percent of Total Voting
Beneficial Owner	Number		Percent	Number	Percent	Equivalents	Power(1)
BlackRock, Inc. 40 East 52nd St. New York, NY 10022	6,453,146	(2)	5.3%	—	—	6,453,146	5.3%

(1)         In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(2)         According to a Schedule 13G filed with the SEC on February 10, 2012, BlackRock, Inc., the parent holding company, owns 6,453,146 shares of our common stock.  The ownership consists of shares held by BlackRock’s subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited and BlackRock Advisors, LLC.

Significant Class C Stockholders

The table below sets forth information as to each individual or entity that to our knowledge is a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding class C special stock.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table.  Unless otherwise indicated, the address for each of the individuals in the table below is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

	Shares Beneficially Owned
Name and Address of	Common Stock		Class C Special Stock		Common Stock and Common Stock	Percent of Total Voting
Beneficial Owner	Number	Percent	Number	Percent	Equivalents	Power(1)
Louis W. Sullivan, M.D.(2)	212,898	*	100,000	25.6%	312,898	*

Hans Michael Jebsen c/o Jebsen 7 Co., Ltd. 28/F Caroline Center 28 Yun Ping Road Causeway Bay, Hong Kong China	75,000	*	100,000	25.6%	175,000	*

	Shares Beneficially Owned
Name and Address of	Common Stock		Class C Special Stock		Common Stock and Common Stock	Percent of Total Voting
Beneficial Owner	Number	Percent	Number	Percent	Equivalents	Power(1)
Angela Ho c/o Jet Asia Ltd. 39/F Shun Tak Center 200 Connaught Road Central Hong Kong, China	7,315	*	100,000	25.6%	107,315	*

Marcus Jebsen c/o Jebsen 7 Co., Ltd. 28/F Caroline Center 28 Yun Ping Road Causeway Bay, Hong Kong China	25,000	*	50,000	12.8%	75,000	*

*                 Represents beneficial ownership of less than one percent.

(1)         In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(2)         Includes an aggregate of 165,000 shares subject to options held by Dr. Sullivan that are currently exercisable or become exercisable within 60 days of April 3, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Directors, executive officers and greater than 10 percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2011, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2011, except that Louis W. Sullivan, M.D., a current director, filed one late Form 4 reporting one open market purchase transaction.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Number of Directors

Our Amended and Restated Bylaws provide that the Board of Directors will consist of at least one member, or such other number as may be determined by the Board of Directors or our stockholders.  The Board of Directors has fixed the number of directors at seven.

Nominees for Director

The Board of Directors has nominated the following seven individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified.  All of the nominees named below are current members of the Board of Directors.

•                  Louis W. Sullivan, M.D.

•                  Stephen M. Simes

•                  Fred Holubow

•                  Ross Mangano

•                  Edward C. Rosenow III, M.D.

•                  John T. Potts, Jr., M.D.

•                  Stephen A. Sherwin, M.D.

Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is seven.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors.  Alternatively, the proxies, at the discretion of the Board of Directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve.  The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Board Designation Rights

Under an employment letter agreement we entered into with Mr. Simes in connection with his acceptance of our offer of employment as an executive officer of our company, Mr. Simes agreed to serve as a director of our company and we agreed to nominate him as a nominee for director and solicit proxies for his election so long as Mr. Simes is employed by us.

Information About Current Directors and Board Nominees

The table below sets forth certain information that has been furnished to us by each current director and each individual who has been nominated by the Board of Directors to serve as a director of our company.

Name	Age	Principal Occupation	Director Since
Louis W. Sullivan, M.D.(1)(2)(3)	78	President Emeritus of the Morehouse School of Medicine and Chairman of the Board of Directors of BioSante	1996

Stephen M. Simes	60	Vice Chairman, President and Chief Executive Officer of BioSante	1998

Fred Holubow(1)(3)	73	Principal of Petard Risk Analysis and a General Partner of Starbow Partners	1999

Ross Mangano(1)(2)(3)	66	President of Oliver Estate, Inc.	1999

John T. Potts, Jr., M.D.	80	Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School	2009

Edward C. Rosenow III, M.D.(2)	77	Master Fellow of the American College of Physicians and the American College of Chest Physicians	1997

Stephen A. Sherwin, M.D.(2)(3)	63	Chairman of the Board and Co-Founder of Ceregene, Inc. and Clinical Professor of Medicine at the University of California, San Francisco	2009

(1)         Member of the Audit and Finance Committee

(2)         Member of the Compensation Committee

(3)         Member of the Nominating and Corporate Governance Committee

Additional Information About Current Directors and Board Nominees

The paragraphs below provide information about each current director and nominee for director, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or served as a director during the past five years.  We believe that all of our current directors and director nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of the Board of Directors and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders.  The information presented below regarding each director and nominee for director also sets forth specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he should serve as a director in light of our business and structure.

The Honorable Louis W. Sullivan, M.D. has been our Chairman of the Board since 1998 and has been a director of our company since its formation.  Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George H.W. Bush from 1989 to 1993.  Since retiring from the Bush Administration, Dr. Sullivan has been associated with the Morehouse School of Medicine in Atlanta, Georgia.  Currently, he serves as President Emeritus and he previously served as President and Dean of the School from 1981 to 1985 and as President from 1985 to 1989 and from 1993 to 2002.  Dr. Sullivan serves on the board of directors of Henry Schein Inc., United Therapeutics Corporation and Emergent BioSolutions Inc.  Dr. Sullivan also serves as chairman of the National Health Museum in Atlanta, Georgia and as chairman of the Sullivan Alliance to Increase Diversity in the Health Profession.  Dr. Sullivan previously served on the boards of directors of Inhibitex, Inc., 3M Corp., Bristol-Myers Squibb Company, Cigna Corporation and Georgia Pacific Corp.

Dr. Sullivan is an experienced public company director having served as a member of the boards of directors of several large and small public companies.  As such, Dr. Sullivan contributes an enhanced knowledge of public company requirements and issues to our Board of Directors, including corporate governance matters, which are specifically relevant to his role as our Chairman of the Board and as a member of our Nominating and Corporate Governance Committee, and executive compensation matters, which are relevant to his role as Chair of our Compensation Committee.  As our longest serving director having served as a director of our company for over 14 years, Dr. Sullivan has a deep and meaningful knowledge of our company, business and industry, all of which we believe is helpful and gives important perspective to our Board of Directors.  Finally, Dr. Sullivan is a medical doctor and thus adds medical expertise to our Board of Directors.

Stephen M. Simes has served as our Vice Chairman, President and Chief Executive Officer and a director of our company since 1998.  From 1994 to 1997, Mr. Simes was President, Chief Executive Officer and a Director of Unimed Pharmaceuticals, Inc. (currently a wholly owned subsidiary of Abbott Laboratories), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology.  From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes’s career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now a part of Pfizer Inc.).  Mr. Simes currently serves as our designee on the board of directors of Ceregene, Inc., a privately-held biotechnology company focused on the treatment of major neurodegenerative disorders.

We believe Mr. Simes’s qualifications to serve as a member of our Board of Directors include his extensive depth of knowledge of our company, business, management and employees and our company’s day-to-day operations which he has gained through his position as President and Chief Executive Officer of our company for over 14 years.  As both a member of our executive team and Board of Directors, Mr. Simes provides a critical link between management and our Board of Directors, enabling our Board of Directors to perform its oversight function with the benefits of management’s perspectives on the business.  In addition, Mr. Simes’s extensive experience and knowledge of the pharmaceutical industry as a result of his previous executive positions with other pharmaceutical companies, as well as our company, and his involvement with the pharmaceutical industry for over 35 years add tremendous value to our Board of Directors.  Mr. Simes has substantial U.S. Food and Drug Administration (FDA) regulatory and licensing experience which he has gained through his prior positions with other pharmaceutical companies and experience with our company, and which has been particularly important to our company and his service on our Board of Directors.

Fred Holubow has been a director of our company since 1999.  Mr. Holubow is the Principal of Petard Risk Analysis and a General Partner of Starbow Partners.  From 2001 to December 2011, Mr. Holubow served as a Managing Director of William Harris Investors, Inc., a registered investment advisory firm.  From 1982 to 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded.  He specializes in analyzing and investing in pharmaceutical and biotechnology companies.  Mr. Holubow previously served on the boards of directors of Micrus Endovascular Corporation, ThermoRetec Corporation, Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), Gynex Pharmaceuticals, Inc. and Unimed Pharmaceuticals, Inc.

We believe Mr. Holubow’s qualifications to serve as a member of our Board of Directors include his significant experience of analyzing and investing in pharmaceutical and biotechnology companies both in his current position as a Principal of Petard Risk Analysis and a General Partner of Starbow Partners and in his prior positions as a Managing Director of William Harris Investors and Vice President of Pegasus Associates.  In addition, through his experience of serving on the boards of directors and more specifically the audit committees of several other public companies, Mr. Holubow has developed a substantial financial and accounting expertise with pharmaceutical and biotechnology companies, which he contributes to our Board of Directors and more specifically to our Audit and Finance Committee in his role as Chair of our Audit and Finance Committee.

Ross Mangano has been a director of our company since 1999.  Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies, since 1971.  Mr. Mangano in the past has served on the boards of directors of Cerprobe Corporation, Tower Federal Savings & Loan, Cypress Communications, Inc. and Mego Financial Corp.

We believe Mr. Mangano’s qualifications to serve as a member of our Board of Directors include his significant general business experience as President of Oliver Estate, Inc. and his significant experience analyzing and investing in public and private companies.  In addition, we believe Mr. Mangano provides our Board of Directors valuable business, leadership and management experience and insights into many aspects of our business.  Mr. Mangano is President of JO & Co., which is a significant stockholder of our company, and controls all voting and investment power with respect to shares of our common stock held by JO & Co., which we believe gives him and our Board of Directors the perspective of a significant stockholder in making decisions.

John T. Potts, Jr., M.D. has been a director of our company since October 2009 when he was elected to the Board of Directors in connection with our merger with Cell Genesys, Inc.  His career spans more than 40 years of service in science and medicine.  Dr. Potts is currently the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School.  After medical training at the University of Pennsylvania, he did his internship and residency at Massachusetts General Hospital (MGH) from 1957 to 1959, then went to the National Institutes of Health (NIH) to work with Nobel laureate Christian Anfinsen in protein chemistry.  Dr. Potts remained at the NIH from 1959 to 1968, when he returned to the MGH as chief of endocrinology.  He served as chairman of the Department of Medicine and physician-in-chief from 1981 to 1996.  In his role as director of research from 1995 to 2004, Dr. Potts was responsible for developing strategies for preserving and strengthening the extensive scientific research effort at MGH, an endeavor which he continues to the present.  The author or co-author of more than 500 scientific publications, he is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences.  Dr. Potts is a director of Zeltiq Aesthetics, a founder of Radius Health, Inc., and a member of the Scientific Advisory Boards of Radius Health, Inc. and MPM Capital.  During the past five years, Dr. Potts previously served on the boards of directors of Cell Genesys, Inc. and Celltaxsys.

We believe Dr. Potts’s qualifications to serve as a member of our Board of Directors include his prior experience as a director of Cell Genesys, Inc. and his familiarity with our GVAX cancer vaccines and the other technologies we acquired as a result of our merger with Cell Genesys.  Dr. Potts is a well accomplished endocrinologist and thus has significant experience and interest in the industry in which our company participates.

Edward C. Rosenow, III, M.D. has been a director of our company since 1997.  Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow of the American College of Chest Physicians.  Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his retirement in 1996.  Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994.  In 1994, Dr. Rosenow received the Mayo Distinguished Clinician Award.  Dr. Rosenow also has served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990.  In 1998, he received the Mayo Distinguished Alumnus Award.  In 2007, Dr. Rosenow was awarded a named professorship, the Edward C. Rosenow III, M.D. Professorship in the Art of Medicine at the Mayo Clinic School of Medicine, given by Bruce, Martha and Zylpha Clinton.  In 2009, he received the Plummer Society Award for Excellence in Medicine.

We believe Dr. Rosenow’s qualifications to serve as a member of our Board of Directors include his significant prior experience as a medical doctor and his interest in the industry in which our company participates.  As our second longest serving director having served as a director of our company for over 13 years, Dr. Rosenow has a deep and meaningful knowledge of our company, business and industry, all of which we believe is helpful to our Board of Directors.

Stephen A. Sherwin, M.D. has been a director of our company since October 2009 when he was elected to the Board of Directors in connection with our merger with Cell Genesys, Inc.  Dr. Sherwin is currently chairman of the board of directors of Ceregene, Inc., a company which he co-founded in 2001 and a Clinical Professor of Medicine at the University of California, San Francisco.  Dr. Sherwin served as chief executive officer and a director of Cell Genesys, Inc. from the beginning of company operations in 1990 to October 2009 and as chairman of the board from 1994 to October 2009.  From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as vice president of clinical research.  Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute.  Dr. Sherwin also was a co-founder of Abgenix, Inc, an antibody company, which was acquired by Amgen in 2006.  He also is a director of Biogen Idec, Inc., Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. and currently chairman emeritus of the Biotechnology Industry Organization (BIO).  Dr. Sherwin holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.  During the past five years, Dr. Sherwin previously served on the board of directors of Cell Genesys, Inc.

We believe Dr. Sherwin’s qualifications to serve as a member of our Board of Directors include his prior experience as chief executive officer of Cell Genesys, Inc. and his familiarity with our GVAX cancer vaccines and other technologies we acquired from Cell Genesys.  Dr. Sherwin has extensive knowledge of the life sciences industry and brings to our Board of Directors more than 25 years of experience in senior leadership positions at large and small publicly traded life sciences companies and as chairman emeritus of BIO.  Dr. Sherwin’s medical expertise in internal medicine and oncology provides a unique contribution to our Board of Directors.  As an experienced public company director and executive, Dr. Sherwin contributes an enhanced knowledge of public company requirements and issues, including corporate governance matters, which are specifically relevant to his role as Chair of our Nominating and

Corporate Governance Committee, and executive compensation matters, which are relevant to his service as a member of our Compensation Committee.

Board Recommendation

The Board of Directors recommends a vote FOR the election of all seven of the nominees for director named in the proxy statement.

PROPOSAL NO. 2 — APPROVAL OF BIOSANTE PHARMACEUTICALS, INC.
THIRD AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

Introduction

On March 21, 2012, the Board of Directors, upon recommendation of the Compensation Committee, approved the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan (referred to in this section as the “Third Amended and Restated 2008 Plan” or the “plan”), subject to approval by our stockholders at the Annual Meeting.

The Third Amended and Restated 2008 Plan includes the following changes from our current BioSante Pharmaceuticals, Inc. Second Amended and Restated 2008 Stock Incentive Plan (referred to in this section as the “current 2008 plan”), which are described in more detail under the heading “Comparison of Third Amended and Restated 2008 Plan to Current 2008 Plan” below, including:

•                  an increase in the number of shares of common stock available for issuance under the plan from 6,000,000 to 11,000,000 shares plus the number of shares subject to awards outstanding under our prior equity-based compensation plan as of the date of stockholder approval of the Third Amended and Restated 2008 Plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares; and

•                  an extension of the plan’s term from 2021 to 2022, which is the date 10 years following stockholder approval of the Third Amended and Restated 2008 Plan at the Annual Meeting.

Our stockholders are being asked to approve the Third Amended and Restated 2008 Plan in order to satisfy rules and regulations of The NASDAQ Stock Market relating to equity-based compensation and to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Code.  If our stockholders do not approve the Third Amended and Restated 2008 Plan, the BioSante Pharmaceuticals, Inc. Second Amended and Restated 2008 Stock Incentive Plan as such plan currently exists will remain in effect until the plan expires or is terminated in accordance with the plan terms.

In the following discussion, we refer to both incentive stock options and non-statutory stock options as “options,” and to options, stock appreciation rights, restricted stock awards, stock unit awards or restricted stock units, performance awards or performance units and stock bonuses as “incentive awards.”

Reasons Why You Should Vote in Favor of the Approval of the Third Amended and Restated 2008 Plan

The Board of Directors recommends a vote for the approval of the Third Amended and Restated 2008 Plan because the Board of Directors believes the plan is in the best interests of our company and stockholders for the following reasons:

•                  Aligns director, employee and stockholder interests.  We currently provide long-term incentives in the form of stock option grants to our non-employee directors, executive officers and other employees.  We believe that our equity-based compensation programs help align the interests of our directors, executive officers and other employees with our stockholders.  We believe that our long-term equity-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock.  If the Third Amended and Restated 2008 Plan is approved, we will be able to maintain our means of aligning the interests of our directors, executive officers and other employees with the interests of our stockholders.  If the Third Amended and Restated 2008 Plan is not approved, our ability to maintain our means of aligning the interests of our directors, executive officers and other employees with the interests of our stockholders will be affected negatively.

•                  Attracts and retains talent.  Talented, motivated and effective directors, executives and employees are essential to executing our business strategies.  Equity-based compensation has been an important component of total compensation at our company for many years because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company.  For 2011, equity-based compensation comprised 45.4 percent of the total compensation for our CEO, 38.7 percent and 20.7 percent of the total compensation for our other two named executive officers, assuming grant date fair value for equity awards.  Equity-based compensation is especially important for smaller public companies such as us when our equity-based compensation arrangements can assist us in competing for talent against other companies that may offer better and more lucrative compensation packages.  If the Third Amended and Restated 2008 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.  If the Third Amended and Restated 2008 Plan is not approved, our ability to offer competitive compensation packages to both retain our best performers and attract new talent will be affected negatively.

•                  Supports our pay-for-performance philosophy.  We believe that equity-based compensation, by its very nature, is performance-based compensation.  To align the interests of our named executive officers with the interests of our stockholders, a significant part of the total compensation paid to our named executive officers in 2011, was performance-based, ranging from 36.6 percent for one of our named executive officers to 65.1 percent for our CEO, and a significant part of the performance-based compensation was in the form of long-term equity incentives, which comprised of between 20.7 percent of total compensation for 2011 from one of our named executive officers to 45.4 percent for our CEO, assuming grant date fair value for equity awards.  We use incentive compensation to help reinforce desired financial and other business results to our executives and to motivate them to make decisions to produce those results.  Therefore, approval of the Third Amended and Restated 2008 Plan is important to support our pay-for-performance philosophy.

•                  Avoids disruption in our compensation programs.  The approval of the Third Amended and Restated 2008 Plan by our stockholders is important because currently there is an insufficient number of shares of our common stock available for issuance under the current 2008 plan to award our directors, executives and employees over the next couple of years.  If the Third Amended and Restated 2008 Plan is approved, we will not have to restructure our existing compensation programs for reasons that are not related directly to the achievement of our financial and other business objectives.  To remain competitive without equity-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director, executive officer and employee interests with those of our stockholders as well as equity-based awards do.  Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes.

•                  Protects stockholder interests and embraces sound equity-based compensation practices.  As described in more detail below under the heading “—Summary of Sound Governance Features of the Third Amended and Restated 2008 Plan,” the Third Amended and Restated

2008 Plan includes a number of features that are consistent with the interests of our stockholders and sound corporate governance practices.

Summary of Sound Governance Features of the Third Amended and Restated 2008 Plan

The Board of Directors and Compensation Committee believe that the Third Amended and Restated 2008 Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•                  No “evergreen” provision.  The number of shares of our common stock available for issuance under the Third Amended and Restated 2008 Plan is fixed and will not adjust based upon the number of outstanding shares of our common stock.

•                  Will not be excessively dilutive to our stockholders.  Subject to adjustment, the maximum number of shares of our common stock available for issuance under the Third Amended and Restated 2008 Plan will be 11,000,000 shares, plus the number of shares subject to awards outstanding under our prior equity-based compensation plan as of the date of stockholder approval of the Third Amended and Restated 2008 Plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares. As of April 3, 2012, an aggregate of only 793,225 shares of common stock were available for issuance under the current 2008 plan.  We do not have any other equity-based compensation plans under which shares of our common stock are available for issuance but not subject to any outstanding awards.  As of April 3, 2012, we had outstanding options to purchase an aggregate of 7,021,465 shares of our common stock with a weighted average exercise price of $1.82 and a weighted average remaining term of 7.66 years outstanding under the current 2008 plan and our prior 1998 plan and options to purchase an additional 234,429 shares of our common stock with a weighted average exercise price of $19.73 and a weighted average remaining term of 4.1 years outstanding under Cell Genesys’s prior equity-based compensation plans, which options we assumed in connection with our October 2009 merger with Cell Genesys.  It is anticipated that no new awards will be granted under the 2008 plan between April 3, 2012 and the Annual Meeting.

•                  Will be implemented consistent with historical usage rates.  We believe that our historic equity usage has been in line with industry norms on an aggregate basis.  We set targets for equity-based compensation based on industry standards and other data provided to our Compensation Committee by a compensation consultant.  Based on this information, we believe that our equity usage is consistent with the broader market as well as with the companies we use to benchmark executive compensation. Over the past three years, our annual “burn rate” (stock options granted, as a percentage of shares outstanding) has ranged between approximately 1.2 percent and 3.3 percent.  The Compensation Committee does not anticipate that future equity-based incentive grants will significantly exceed our grant practices of the recent past.

•                  Limit on number of “full value” awards.  No more than 1,500,000 of the shares available for issuance under the Third Amended and Restated 2008 Plan may be issued pursuant to “full value” awards, which are awards other than stock options or stock appreciation rights that are settled by the issuance of shares of our common stock.  We have not granted any “full value” awards in the past and have no current intention to do so in the immediate future.

•                  No “recycling” of shares from exercised stock options or stock appreciation rights.  Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the Third Amended and Restated 2008 Plan.

•                  No reload stock options or stock appreciation rights.  Reload stock options and stock appreciation rights are not authorized under the Third Amended and Restated 2008 Plan.

•                  Stock option and stock appreciation right exercise prices will not be lower than the fair market value on the grant date.  The Third Amended and Restated 2008 Plan prohibits granting stock options and stock appreciation rights with exercise prices lower than the fair market value of a share of our common stock on the grant date, except in connection with certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

•                  No repricing or exchange without stockholder approval.  The Third Amended and Restated 2008 Plan prohibits the repricing of outstanding “underwater” stock options or stock appreciation rights without stockholder approval, except for any adjustments required in connection with certain corporate transactions.  Repricing is broadly defined to include amendments or modifications to the terms of an outstanding stock option or stock appreciation right to lower the exercise or grant price or cancelling an outstanding stock option or stock appreciation right in exchange for cash, other awards or other stock options or stock appreciation rights having a lower exercise price.

•                  Stock options, stock appreciation rights and unvested performance awards are not entitled to dividend equivalent rights.  Stock option, stock appreciation right and unvested performance award holders have no rights as stockholders with respect to the shares underlying their awards until their stock options, stock appreciation rights or unvested performance awards are exercised or vested and shares are issued. As a result, stock options and stock appreciation rights and unvested performance awards, the vesting of which is based on the achievement of performance goals, under the Third Amended and Restated 2008 Plan have no dividend equivalent rights associated with them.

•                  Stockholder approval is required for material revisions to the plan.  The Third Amended and Restated 2008 Plan requires stockholder approval of material revisions to the plan.

•                  Members of the committee administering the plan are non-employee and independent directors.  The Third Amended and Restated 2008 Plan will be administered by the Compensation Committee.  All members of the committee administering the plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” under the Listing Rules of The NASDAQ Stock Market and any applicable rules and regulations of the SEC.

•                  “Clawback” provisions.  The Third Amended and Restated 2008 Plan contains “clawback” provisions, which provide that if a participant is determined by the Compensation Committee to have taken action that would constitute “cause” as such term is defined in the Third Amended and Restated 2008 Plan, during or after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and if a participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with us, whether such breach occurs before or after termination of such participant’s employment or other service with us, the Compensation

Committee may require the participant to surrender and return to us any shares of common stock received, and to disgorge any profits, made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under the plan.  These clawback provisions are in addition to the clawback provisions that apply by law under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Comparison of Third Amended and Restated 2008 Plan to Current 2008 Plan

As mentioned above, if the Third Amended and Restated 2008 Plan is approved by our stockholders, it will replace in its entirety the current 2008 plan.  The following are the material differences between the Third Amended and Restated 2008 Plan and the current 2008 plan:

•                  Number of Shares Available. The number of shares of our common stock available for issuance under the Third Amended and Restated 2008 Plan will be 11,000,000 shares plus the number of shares subject to awards outstanding under our prior equity-based compensation plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.  The current 2008 plan authorizes 6,000,000 shares of our common stock for issuance plus the number of shares subject to awards outstanding under our prior equity-based compensation plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.

•                  Term of Plan.  The term of the Third Amended and Restated 2008 Plan will be extended an additional year to 10 years from the date of stockholder approval of the Third Amended and Restated 2008 Plan.  The term of the current 2008 plan is until May 25, 2021.

Purpose of the Third Amended and Restated 2008 Plan

The purpose of the Third Amended and Restated 2008 Plan is to advance the interests of our company and stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation in our company, and to reward those individuals who contribute to the achievement of our economic objectives.  Providing stock incentive awards under the plan is an important element in our overall success.  In general, the Board of Directors believes that equity-based incentives align the interests of our management and employees with those of our stockholders.  In addition, providing incentive awards under the plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board of Directors believes is necessary for the achievement of our goals.  Given the intense competition for such personnel, the Board of Directors believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, such as stock options, is particularly important in attracting and retaining qualified candidates.

Summary of the Third Amended and Restated 2008 Plan

A general description of the material features of the Third Amended and Restated 2008 Plan is outlined below.  Unless otherwise indicated, the following summary of the principal provisions of the Third Amended and Restated 2008 Plan assumes the approval of the Third Amended and Restated 2008 Plan by our stockholders at the Annual Meeting.  The summary is qualified in its entirety by reference to the full text of the Third Amended and Restated 2008 Plan, a copy of which may be obtained by contacting us.  A copy of the Third Amended and Restated 2008 Plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at http://www.sec.gov.

Eligibility.  All employees (including officers and directors who also are employees), non-employee directors, consultants, advisors and independent contractors of BioSante Pharmaceuticals, Inc. or any subsidiary, are eligible to receive incentive awards under the plan.  As of April 3, 2012, 53 employees and non-employee directors were eligible to receive awards under the plan.  Although not necessarily indicative of future grants under the plan, 53 employees and non-employee directors or 100 percent of the 53 eligible recipients have been granted stock options under the plan.  We have not granted any incentive awards other than stock options under the plan.

Shares Available for Issuance.  The maximum number of shares of our common stock reserved for issuance under the Third Amended and Restated 2008 Plan will be 11,000,000, plus the number of shares of common stock subject to incentive awards outstanding under our prior equity-based compensation plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.  The number of shares available for issuance under the plan is subject to increase to the extent that we issue shares or incentive awards under the plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction.  However, any available shares in an assumed plan may only be utilized to the extent permitted under the Listing Rules of The NASDAQ Stock Market.

Shares of our common stock that are issued under the plan or that potentially are issuable pursuant to outstanding incentive awards reduce the number of shares remaining available.  All shares so subtracted from the amount available under the plan with respect to an incentive award that lapses, expires, is forfeited or for any reason is terminated, unexercised or unvested and any shares of our common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of our common stock will automatically again become available for issuance under the plan.  However, any shares not issued due to the exercise of an option by a “net exercise” or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, and shares withheld by us to satisfy any tax withholding obligations will not again become available for issuance under the plan.

Grant Limits.  Under the terms of the Third Amended and Restated 2008 Plan no more than 11,000,000 shares of our common stock may be issued pursuant to the exercise of incentive options and no more than 1,500,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses.

All of the share limitations in the plan may be adjusted to reflect changes in our corporate structure or shares, as described below.  In addition, the limits on the number of shares that may be issued as incentive options will not apply to certain incentive awards granted upon our assumption or substitution of like awards in any merger or acquisition.

Adjustments.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in our corporate structure or shares, we must adjust:

•                  the number and kind of securities available for issuance under the plan; and

•                  in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration.  The plan will continue to be administered by the Board of Directors or by a committee of the Board.  Any such committee will consist of at least two members of the Board, all of whom are “non-

employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and who are “independent directors” within the meaning of the Listing Rules of The NASDAQ Stock Market.  We expect the Compensation Committee of the Board of Directors will continue to administer the plan.  The Board of Directors or the committee administering the plan is referred to as the “committee.”  The committee may delegate its duties, power and authority under the plan to any of our officers to the extent consistent with applicable Delaware corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.

The committee has the authority to determine all provisions of incentive awards consistent with terms of the plan, including, the eligible recipients who will be granted one or more incentive awards under the plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject.  The committee has the authority to pay the economic value of any incentive award in the form of cash, our common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the plan and any adversely affected participant has consented to the amendment or modification.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other similar change in corporate structure or shares; any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in our annual report to stockholders for the applicable year; or any other similar change, in each case with respect to our company or any other entity whose performance is relevant to the grant or vesting of an incentive award, the committee (or, if our company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) may, without the consent of any affected participant, amend or modify the vesting criteria of any outstanding incentive award that is based in whole or in part on the financial performance of our company (or any subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of our company or such other entity will be substantially the same (in the sole discretion of the committee or the Board of Directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the plan as then in effect.

The committee, in its sole discretion, may amend the terms of the plan or incentive awards with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements, to otherwise protect our or subsidiary’s interests, or to meet objectives of the plan, and may, where appropriate, establish one or more sub-plans for the purposes of qualifying for preferred tax treatment under foreign tax laws.  This authority does not, however, permit the committee to take any action:

•                  to reserve shares or grant incentive awards in excess of the limitations provided in the plan;

•                  to effect any re-pricing of options, as discussed below;

•                  to grant options or stock appreciation rights having an exercise price less than 100 percent of the “fair market value” (as defined below) of one share of our common stock on the date of grant; or

•                  for which stockholder approval would then be required pursuant to Section 422 of the Code or the Listing Rules of The NASDAQ Stock Market or other applicable market or exchange.

Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option or stock appreciation right by:

•                  amending or modifying the terms of the underwater option or stock appreciation right to lower the exercise price;

•                  canceling the underwater option or stock appreciation right in exchange for cash, replacement options or stock appreciation rights having a lower exercise price or other incentive awards; or

•                  repurchasing the underwater options and stock appreciation rights and granting new incentive awards under the plan.

For purposes of the plan, an option or stock appreciation right is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options.  The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant (or 110 percent of the fair market value of one share of our common stock on the date of grant of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of BioSante or any parent or subsidiary).  However, in the event options are granted as a result of our assumption or substitution of options in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction.  At any time while the our common stock is listed on The NASDAQ Global Market, “fair market value” under the plan means the closing sale price of a share at the end of the regular trading session on the date of grant as reported by The NASDAQ Global Market as of the date in question (or, if no shares were traded on such date, the next preceding day on which there was such a trade).  As of April 3, 2012, the closing sale price of a share of our common stock on The NASDAQ Global Market was $0.73.

The total purchase price of the shares to be purchased upon exercise of an option will be paid (1) in cash, (2) by using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (3) by using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.  In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the participant but will reduce the number of shares of our common stock issued upon the exercise by the largest number of whole shares having a fair market value that does not exceed the aggregate exercise price for the shares exercised.  Any shares of our common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.

Options may be exercised in whole or in installments, as determined by the committee, and the committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy certain specified performance objectives.  An option may not become exercisable, nor remain exercisable after 10 years from its date of grant (five years from its date of grant in the case of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of our company or any parent or subsidiary).

Stock Appreciation Rights.  A stock appreciation right is the right to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and a specified exercise price of such shares.  Stock appreciation rights will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee.  The committee will have the sole discretion to determine the form in which payment of the economic value of stock appreciation rights will be made to a participant (i.e., cash, our common stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.

The exercise price of a stock appreciation right will be determined by the committee, in its discretion, at the date of grant but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, except as provided below in connection with certain “tandem” grants (as further defined below).  However, in the event that stock appreciation rights are granted as a result of our assumption or substitution of stock appreciation rights in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction.  A stock appreciation right will become exercisable at such time and in such installments as may be determined by the committee in its sole discretion at the time of grant; provided, however, that no stock appreciation right may be exercisable after 10 years from its date of grant.

Stock appreciation rights may be granted alone or in addition to other incentive awards, or in tandem with an option, at the time of grant of the option.  A stock appreciation right granted in tandem with an option shall cover the same number of shares of our common stock as covered by the option (or such lesser number as the committee may determine), shall be exercisable at such time or times and only to the extent that the related option is exercisable, have the same term as the option and will have an exercise price equal to the exercise price for the option.  Upon the exercise of a stock appreciation right granted in tandem with an option, the option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an option having a related stock appreciation right, the stock appreciation right will be canceled automatically to the extent of the number of shares covered by the option exercise.

Restricted Stock Awards.  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the committee and, until it vests, is subject to restrictions on transferability and/or the possibility of forfeiture.  The committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy specified performance objectives.  To enforce the restrictions, the committee may place a legend on the stock certificates referring to such restrictions and may take other steps to enforce the restrictions.

Unless the committee determines otherwise, any dividends (other than regular quarterly cash dividends) or distributions paid with respect to shares of our common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate.  Additionally, unless the plan provides otherwise, a participant will have all voting, liquidation and other rights with respect to shares of our common stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if the participant were a holder of record of shares of our unrestricted common stock.

Stock Unit Award or Restricted Stock Units.  A stock unit award or restricted stock unit is a right to receive the fair market value of one or more shares of our common stock, payable in cash, shares of our common stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives.  Stock unit awards or restricted stock units will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee.

Performance Awards or Units.  A participant may be granted one or more performance awards or units under the plan, and such performance awards or units will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

Stock Bonuses.  A participant may be granted one or more stock bonuses under the plan, and such stock bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

Change in Control.  In the event a “change in control” of our company occurs, then, unless otherwise provided at the time of the grant of the incentive award, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option and stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and any conditions to the payment of stock unit awards or restricted stock units, performance awards or units and stock bonuses will lapse.

In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards or units will receive, with respect to some or all of the shares subject to the performance awards or units, cash in an amount equal the fair market value of such shares immediately prior to the effective date of such change in control.

For purposes of the plan, a “change in control” of our company occurs upon:

•                  the sale, lease, exchange or other transfer of substantially all of the assets of our company (in one transaction or in a series of related transaction) to a person or entity that is not controlled, directly or indirectly, by our company;

•                  the approval by our stockholders of any plan or proposal for the liquidation or dissolution of us;

•                  any person becomes after the effective date of the plan the ‘beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20 percent or more, but not 50 percent or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuity directors, or (B) 50 percent or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•                  a merger or consolidation to which our company is a party if our stockholders immediately prior to effective date of such merger or consolidation do not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation represent (A) more than 50 percent but less than 80 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (B) 50 percent or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•                  the continuity directors cease for any reason to constitute at least a majority of the Board of Directors; or

•                  any other change in control of us of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to such reporting requirements.

Effect of Termination of Employment or Other Services.  If a participant ceases to be employed by, or perform other services for, us, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion as set forth below.  Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of one year thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards, all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited.  Upon termination for a reason, other than death, disability or retirement, which is not also for “cause” (as defined in the plan), all outstanding options and stock appreciation rights then held by the participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such option or stock appreciation right).  Also, upon such termination all options and stock appreciation rights that are not exercisable; all unvested restricted stock awards; and all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited.

If a participant is determined by the committee, acting in its sole discretion, to have committed any action which would constitute cause, regardless of whether such action or the committee’s determination occurs before or after the termination of the participant’s employment with us or any subsidiary, all rights of the participant under the plan and any award agreements evidencing an incentive award then held by the participant shall terminate and be forfeited without notice of any kind.  Additionally, as applicable, we may defer exercise, vesting, or payment of any incentive award for a period of up to 45 days in order for the committee to make a determination as to the existence of cause.

The committee at any time (including on or after the date of grant or following termination), in connection with a participant’s termination, may cause options or stock appreciation rights held by the participant to terminate, become or continue to become exercisable and/or remain exercisable, and restricted stock awards, stock unit awards or restricted stock units, performance awards or units or stock bonuses then held by the participant to, terminate, vest or become free of restrictions and conditions to payment, as the case may be.

Dividend Rights.  Except as discussed above in connection with restricted stock awards, no adjustment will be made in the amount of cash payable or in the number of shares of our common stock issuable under incentive awards denominated in or based on the value of shares of our common stock as a result of cash dividends or distributions paid to stockholders generally at any time prior to the issuance of shares under incentive awards.

Term; Termination; Amendments.  Unless terminated earlier, the plan will terminate at midnight on the day before the 10th anniversary of its approval by our stockholders.  Incentive awards outstanding at the time the plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms.  The Board may suspend or terminate the plan or any portion of the plan at any time. In addition to the committee’s authority to amend the plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the Board may amend the plan from time to time in order that incentive awards under the plan will conform to any change in applicable laws or regulations or in any other respect that the Board may deem to be in our best interests; provided, however, that no amendments to the plan will be effective without stockholder approval, if it is required under Section 422 of the Internal Revenue Code or the Listing Rules of The NASDAQ Stock Market, or if the amendment seeks to increase the number of shares reserved for issuance under the plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above.  Termination, suspension or amendment of the plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a “change in control” of our company.

Transferability.  In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.  However, a participant is entitled to designate a beneficiary to receive an incentive award on such participant’s death, and in the event of such participant’s death, payment of any amounts due under the plan, will be made to, and exercise of any options or stock appreciation rights may be made by, such beneficiary.  Additionally, upon a participant’s request, the committee may permit a participant to transfer all or a portion of a non-statutory option, other than for value, to certain of the participant’s family members or related family trusts, foundations or partnerships.  Permitted transferees of non-statutory options will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Federal Income Tax Consequences

The discussion below is a summary of the federal income tax consequences that may result in connection with participant’s participation in the plan and is based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect.  The description does not include foreign, state or local income tax consequences.  In addition, the description is not intended to address specific tax consequences applicable to an insider (directors, executive officers or greater than 10 percent stockholders of our company).

Incentive Options.  In general, an eligible employee will not recognize federal taxable income upon the grant or the exercise of an incentive option, and we will not be entitled to an income tax deduction upon the grant or the exercise of an incentive option.  For purposes of the alternative minimum tax, however, the eligible employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment in computing the eligible employee’s alternative minimum taxable income.  If the eligible employee does not dispose of the common stock received pursuant to the exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, a subsequent disposition of the common stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price of the option.  We will not be entitled to any income tax deduction as a result of such disposition.

If the eligible employee disposes of the common stock acquired upon exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, then in the year of such disposition, the eligible employee generally will recognize ordinary income, and we will be entitled to an income tax deduction in an amount equal to the lesser of: (1) the excess of the fair market value of the common stock on the date of exercise over the exercise price; or (2) the amount realized upon disposition over the exercise price.  Any gain in excess of such amount recognized by the eligible employee as ordinary income will be taxed to the eligible employee as short-term or long-term capital gain (depending on the period of time the eligible employee held the common stock).

Non-Statutory Options.  An eligible employee, non-employee director or consultant will not recognize any federal taxable income upon the grant of a non-statutory option, and we will not be entitled to an income tax deduction at the time of such grant. Upon the exercise of a non-statutory option, the eligible employee, non-employee director or consultant generally will recognize ordinary income and we will be entitled to take an income tax deduction in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price.  Upon a subsequent sale of the common stock by the eligible employee, non-employee director or consultant, he or she will recognize short-term or long-term capital gain or loss (depending on the period of time the eligible employee held the common stock).

Stock Appreciation Rights.  An eligible employee, non-employee director or consultant will recognize ordinary income for federal income tax purposes upon the exercise of a stock appreciation right under the plan for cash, common stock or a combination of cash and common stock, and the amount of income that the eligible employee, non-employee director or consultant will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that he or she receives as a result of such exercise.  We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, non-employee director or consultant in the same taxable year in which the eligible employee, non-employee director or consultant recognizes such income.

Restricted Stock Awards.  An eligible employee, non-employee director or consultant is not subject to any federal income tax when a restricted stock award is made, nor are we entitled to an income tax deduction at such time, unless the restrictions on the common stock do not present a “substantial risk of forfeiture” or the stock is “transferable,” each within the meaning of Section 83 of the Internal Revenue Code.  Common stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code is transferable within the meaning of that section if the transferee would not be subject to such risk of forfeiture after such transfer.  In the year that the restricted stock award is either no longer subject to a substantial risk of forfeiture or is transferable, the eligible employee, non-employee director or consultant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of common stock transferred to the eligible employee, non-employee director or consultant, generally determined on the date the restricted stock award is no longer subject to a substantial risk of forfeiture, or is transferable, whichever comes first, over the amount, if any, paid for such shares.

Stock Unit Awards, Performance Awards and Stock Bonuses.  Neither the participant nor our company incurs any federal income tax consequences as a result of the grant of a stock unit award, performance award or stock bonus.  Upon payment of a stock unit award, performance award or stock bonus in cash, the participant will include the amount paid as ordinary income in the year the payment was received; if payment is made in stock, the participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received.  In each case, we will receive a corresponding tax deduction (provided that the award is not otherwise subject to the limitations of Section 162(m) of the Internal Revenue Code), when the amount is included by the participant as ordinary income, or reported as taxable income of the participant by us, pursuant to applicable information reporting requirements.  At the time of a subsequent sale or disposition of any shares of our common stock issued in connection with a stock unit award, performance award or stock bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

Excise Tax on Parachute Payments.  Parachute payments are payments to employees or independent contractors who also are officers, stockholders or highly compensated individuals that are contingent upon a change in ownership or control of our company.  In certain circumstances the grant, vesting, acceleration or exercise of options or other incentive awards could be treated as contingent on a change in ownership or control for purposes of determining the amount of a parachute payment.  In general, the amount of a parachute payment would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property.  All or a portion of that parachute payment may be considered an excess parachute payment.  If an individual were found to have received an excess parachute payment, he or she would be subject to a special 20 percent excise tax on the amount of the excess parachute payments, and we would not be allowed to claim any deduction with respect to such payments.

Section 409A.  A grant may be subject to a 20 percent penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Incentive Awards Granted Under the Third Amended and Restated 2008 Plan

No information can be provided with respect to the number or types of awards that would have been received by or allocated to certain participants or groups of participants under the Third Amended and Restated 2008 Plan during the last completed fiscal year or that may be granted to such participants under the plan in the future.  Such awards are within the discretion of the committee administering the plan and the committee has not determined any future awards or who might receive them.  It has been the practice of the committee, however, to grant new non-employee directors and employees stock options and to grant current non-employee directors and employees stock options on an annual basis.  Pursuant to written resolutions adopted by the Board of Directors, each non-employee director receives effective as of the last business day of each March, options to purchase 25,000 shares of our common stock and our Chairman of the Board receives an additional option to purchase 10,000 shares of our common stock.  The number of stock options granted to employees on an annual basis is highly discretionary and depends upon several factors, including peer group data.

The table below summarizes outstanding options under the current 2008 plan as of April 3, 2012 held by the persons or groups listed below.  The table excludes options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan or other plans.

Name and Position	Number of Shares Underlying Option
Stephen M. Simes	1,900,000
Phillip B. Donenberg	780,000
Michael C. Snabes, M.D., Ph.D.	360,000
Executive Group	3,040,000
Non-Executive Director Group	615,000
Non-Executive Employee Group	1,645,728
Other (former Director)	60,000
Total	5,360,728

Securities Authorized for Issuance Under Equity Compensation Plans

The following table and notes provide information about shares of our common stock that may be issued under all of our equity compensation plans as of December 31, 2011.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,525,999	(1)(2)	$1.77	2,453,500	(3)

Equity compensation plans not approved by security holders	234,429		$19.73	0
Total	3,760,428			2,453,500

(1)                   Amount includes shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2011 under the BioSante Pharmaceuticals, Inc. Second Amended and Restated 2008 Stock Incentive Plan.

(2)                   Excludes options assumed by us in connection with our merger with Cell Genesys, Inc.  As of December 31, 2011, a total of 234,429 shares of our common stock were issuable upon exercise of the assumed options.  The weighted average exercise price of the outstanding assumed options as of such date was $19.73 per share and they have an average weighted life remaining of 4.4 years.  All of the options assumed and outstanding in connection with our merger with Cell Genesys were exercisable as of December 31, 2011.  No additional options, restricted stock units or other equity incentive awards may be granted under the assumed Cell Genesys, Inc. plans.

(3)                   As of December 31, 2011, these shares remain available for future issuance under the BioSante Pharmaceuticals, Inc. Second Amended and Restated 2008 Stock Incentive Plan.  No shares remain available for grant under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan since such plan expired with respect to future grants in 2008.

Board Recommendation

The Board of Directors recommends that our stockholders vote FOR approval of the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF COMMON STOCK AND CLASS C SPECIAL STOCK AT THE DISCRETION OF THE BOARD OF DIRECTORS

Summary

The Board of Directors has adopted and is recommending that our stockholders approve an amendment to our Restated Certificate of Incorporation, and thereby authorize the Board of Directors, in its discretion, to effect a reverse split of our outstanding shares of common stock and class C special stock at an exchange ratio of not less than 1-for-2 and not more than 1-for-10 at any time prior to our 2013 Annual Meeting of Stockholders.  The Board of Directors believes that providing the flexibility for the Board of Directors to choose an exact split ratio and to effect such reverse stock split at any time prior to our 2013 Annual Meeting of Stockholders, will enable the Board of Directors to act in the best interests of our company and stockholders.

The form of proposed amendment to our Restated Certificate of Incorporation to effect a reverse stock split is attached to this proxy statement as Appendix A.  We refer to this amendment as the reverse stock split amendment in this proxy statement.

If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect the reverse stock split, at any time it believes to be most advantageous to our company and stockholders. This proposal would give the Board of Directors the authority to implement one, but not more than one, reverse stock split.  The reverse stock split amendment, as more fully described below, would not change the number of authorized shares of our common stock or class C special stock or the par value of our common stock or class C special stock. Because the number of authorized shares of our common stock and class C special stock will not be affected, the effect of the reverse stock split amendment will be an increase in the authorized but unissued shares of our common stock and class C special stock.  As of the date of this proxy statement, we do not have any current plans, arrangements or understandings relating to the issuance of any additional authorized but unissued shares of common stock or class C special stock that would become available following the reverse stock split.

A reverse stock split would be effected by the filing of the reverse stock split amendment with the Secretary of State of the State of Delaware.  The Board of Directors will retain the authority not to effect the reverse stock split amendment even if we receive stockholder approval.  If the reverse stock split amendment is not filed with the Secretary of State of the State of Delaware prior to our 2013 Annual Meeting of Stockholders, the reverse stock split amendment will be deemed abandoned, without any further effect. Thus, subject to stockholder approval, the Board of Directors, at its discretion, may file the amendment to effect a reverse stock split or abandon it and effect no reverse stock split if it determines that such action is not in the best interests of our company and stockholders.

Reasons for the Reverse Stock Split

The reasons for the reverse stock split are generally to increase the per share market price of our common stock and to reduce the number of shares outstanding, which we believe will have several benefits to us and our stockholders as described in more detail below, including in particular, increasing our ability to maintain the listing of our common stock on The NASDAQ Global Market or The NASDAQ Capital Market if our common stock is listed on that market at the time of the reverse stock split.

Our common stock is currently listed on The NASDAQ Global Market under the symbol “BPAX,” which we believe helps support and maintain stock liquidity and company recognition for our stockholders. In order to maintain that listing, we must satisfy minimum financial and other requirements, including maintaining a closing bid price of at least $1.00 per share.  The primary reason the Board of Directors believes that the reverse stock split amendment should be approved by our stockholders is to maintain the listing of our common stock on The NASDAQ Global Market or The NASDAQ Capital Market if our common stock is listed on that market at the time of the reverse stock split.  By potentially increasing our market price of our common stock through the reverse stock split, we would reduce the risk that our common stock will be delisted from The NASDAQ Global Market.  As of April 3, 2012, the closing bid price of our common stock was $0.72.

On January 31, 2012, we received a notice from the Listing Qualifications Department of The NASDAQ Stock Market indicating that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Global Market.  The notification letter stated that we will be afforded 180 calendar days, or until July 30, 2012, to regain compliance with the minimum bid price requirement.  In order to regain compliance, shares of our common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of 10 consecutive business days. If we do not regain compliance by July 30, 2012, we may transfer our common stock listing to The NASDAQ Capital Market and be eligible for an additional 180-day grace period if we meet the market value of publicly held shares requirement for continued listing and all other initial inclusion requirements for listing on The NASDAQ Capital Market, other than the minimum bid price requirement.  In order to be afforded the additional 180-day compliance period, we also would need to provide NASDAQ written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary.  If we do not indicate our intent to cure the deficiency or if it does not appear to NASDAQ that it is possible for us to cure the deficiency, we will not be eligible for the second 180-day grace period and our common stock will be subject to delisting, which delisting determination we may appeal to a hearings panel at that time.

If our common stock were delisted from The NASDAQ Global Market, our common stock then would be eligible for quotation on the Over-The-Counter (OTC) Bulletin Board maintained by NASDAQ, on another over-the-counter quotation system or on the “pink sheets.”  If that occurs, the liquidity and marketability of shares of our common stock would decrease.  As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock.  In addition, if our common stock were to be delisted and the trading price of our common stock were to continue to be less than $1.00 per share, trading in our common stock would be subject to certain rules under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors.  The additional burdens imposed upon broker-dealers might discourage broker-dealers from effecting transactions in our common stock, which might further affect the liquidity of our common stock. Such delisting and continued and further declines in the market price of our common stock also could greatly impair our ability to raise additional financing, if needed, through equity or debt financing and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.  For the these reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if our common stock remains listed on The NASDAQ Global Market or The NASDAQ Capital Market than if our common stock trades on the OTC Bulletin Board or similar trading systems.

Effecting a reverse stock split would reduce the number of shares of our common stock outstanding, which we believe will increase the market price of our common stock.  For example, a hypothetical company with a market capitalization of $100 million and 125 million shares outstanding would have a market price of $0.80 per share, while a company with the same market capitalization and only 25 million shares outstanding would have a market price of $4.00 per share.

If the closing bid price of our common stock satisfies the minimum closing bid price rule for continued listing on the NASDAQ Global Market prior to approval of this proposal, we still may effect the reverse stock split if stockholders approve this proposal and if the Board of Directors determines that effecting the reverse stock split would be in the best interests of our company and stockholders for the following reasons:

•                  The reverse stock split could heighten the interest of the financial community in our company and potentially broaden the pool of investors that may consider investing, or be able to invest, in our company by increasing the trading price of our common stock and decreasing the number of outstanding shares of our common stock.

•                  The reverse stock split could help to attract institutional investors who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such stocks to their customers.

•                  The reverse stock split also may encourage investors who previously had been dissuaded from purchasing our common stock because commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks.

For the foregoing reasons, we are asking our stockholders to approve the reverse stock split amendment authorizing a reverse stock split and grant the Board of Directors the discretion to determine the exchange ratio of not less than 1-for-2 and not more than 1-for-10 and effect the reverse stock split at any time prior to our 2013 Annual Meeting of Stockholders.

Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the reverse stock split would include the following, all of which have been considered by the Board of Directors in approving the reverse stock split amendment:

•                  The number of outstanding shares of our common stock and class C special stock will be reduced and each stockholder will own fewer shares than they currently own.

•                  The number of authorized shares of our common stock and class C special stock will not be affected, thereby resulting in an increase in the authorized but unissued shares of our common stock and class C special stock.  We currently do not have any plans to issue any of the authorized but unissued shares of common stock or class C special stock that would become available for issuance if the reverse stock split is approved and implemented.

•                  The number of shares of our common stock reserved and available for issuance under our equity-based compensation plans and the number of shares of our common stock issuable upon exercise of outstanding options and warrants will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors and the exercise price of all outstanding options and warrants will be increased proportionately.  The number of shares of our common stock issuable upon conversion of our 3.125% convertible senior notes due May 1, 2013 will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors and the conversion price of such notes will be increased proportionately.  The number of shares of our common stock issuable upon conversion of our class C special stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors and the conversion price of such shares will be increased proportionately.

•                  Except for adjustments that may result from the treatment of fractional shares resulting from the reverse stock split, which are explained below under the heading “—Fractional Shares,” each stockholder will hold the same percentage of our outstanding common stock or class C special stock immediately following the reverse stock split as the stockholder held immediately prior to the reverse stock split.

•                  The voting rights, rights to dividends and distributions and other rights of our common stock and class C special stock will not be changed as a result of the reverse stock split, except for the conversion price of our class C special stock as described above.

The following tables show the number of shares of common stock and class C special stock that would be (1) issued and outstanding; (2) authorized and reserved for issuance upon the exercise of outstanding stock options and warrants and conversion of convertible notes and in the case of our common stock, conversion of the class C special stock; (3) authorized and unreserved for issuance; and (4) authorized, in each case upon the implementation of the reverse stock split at each ratio from 1-for-2 to 1-for-10 based on our capitalization at April 3, 2012:

Common Stock

Reverse Stock Split Ratio	Common Stock Issued and Outstanding	Common Stock Authorized and Reserved for Issuance	Common Stock Authorized and Unreserved for Issuance	Total Shares of Common Stock Authorized
Pre-split	120,826,861	33,582,832	45,590,307	200,000,000
1-for-2	60,413,430	16,791,416	122,795,154	200,000,000
1-for-3	40,275,620	11,194,277	148,530,103	200,000,000
1-for-4	30,206,715	8,395,708	161,397,577	200,000,000
1-for-5	24,165,372	6,716,566	169,118,062	200,000,000
1-for-6	20,137,810	5,597,138	174,265,052	200,000,000
1-for-7	17,260,980	4,797,547	177,941,473	200,000,000
1-for-8	15,103,357	4,197,854	180,698,789	200,000,000
1-for-9	13,425,206	3,731,425	182,843,369	200,000,000
1-for-10	12,082,686	3,358,283	184,559,031	200,000,000

Class C Special Stock

Reverse Stock Split Ratio	Class C Special Stock Issued and Outstanding	Class C Special Stock Authorized and Reserved for Issuance	Class C Special Stock Authorized and Unreserved for Issuance	Total Shares of Class C Special Stock Authorized
Pre-split	391,286	0	4,296,398	4,687,684
1-for-2	195,643	0	4,492,041	4,687,684
1-for-3	130,428	0	4,557,256	4,687,684
1-for-4	97,821	0	4,589,863	4,687,684
1-for-5	78,257	0	4,609,427	4,687,684
1-for-6	65,214	0	4,622,470	4,687,684
1-for-7	55,898	0	4,631,786	4,687,684
1-for-8	48,910	0	4,638,774	4,687,684
1-for-9	43,476	0	4,644,208	4,687,684
1-for-10	39,128	0	4,648,556	4,687,684

In addition, if approved and implemented, other possible effects of the reverse stock split include the following, all of which have been considered by the Board of Directors in approving the reverse stock split amendment:

•                  It is anticipated that the reduction in outstanding shares of our common stock will result in an increase in the per share price of our common stock.  However, there is no assurance that such a result will occur.  Similarly, there is no assurance that if the per share price of our common stock increases as a result of the reverse stock split, such increase in the per share price will be permanent, which will be dependent on several factors.

•                  One of the purposes for the proposed reverse stock split is to comply with the continued listing standards for The NASDAQ Global Market.  However, there can be no assurance that the reverse stock split alone will guarantee or even help the continued listing of our common stock on The NASDAQ Global Market.  If we are unable to maintain the listing of our common stock on the NASDAQ Global Market or The NASDAQ Capital Market, our liquidity and stock price may be negatively affected.

•                  The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization.  It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.  Should the per share price of our common stock decline after implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split.

•                  The anticipated resulting increase in per share price of our common stock due to the reverse stock split is expected to encourage greater interest in our common stock by brokers and investors and possibly promote greater liquidity for our stockholders.  However, there is no assurance that such greater interest will occur.  In addition, the liquidity of our shares could be adversely affected by the reduced number of shares of our common stock that would be outstanding after the reverse stock split.

•                  Since the reverse stock split will decrease the number of shares held by our stockholders, the reverse stock split may increase the number of stockholders who hold less than a “round lot,” or 100 shares.  Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis.  Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

The reverse stock split will not affect our company continuing to be subject to the periodic reporting requirements of the Exchange Act.  The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Procedures for Effecting the Reverse Stock Split and Filing the Reverse Stock Split Amendment

If our stockholders approve the reverse stock split amendment and the Board of Directors subsequently determines that it is in the best interests of our company and stockholders to effect a reverse stock split, the Board of Directors, in its sole discretion, at any time prior to our 2013 Annual Meeting of Stockholders, will determine the ratio of the reverse stock split to be implemented.  The Board of Directors believes that stockholder approval of a range of potential exchange ratios (rather than a single exchange ratio) is in the best interests of our company and stockholders because it provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented.  The ratio to be selected by the Board of Directors will be not less than 1-for-2 and not more than 1-for-10 and the numbers in the ratio will consist only of whole numbers.  The decision of the Board of Directors as to whether and when to effect the reverse stock split, and the decision of the Board of Directors regarding the final split ratio will be based, in part, on existing and expected trading prices for our common stock, our compliance with the minimum bid price continued listing requirements of The NASDAQ Global Market or The NASDAQ Capital Market, and prevailing general market and economic conditions.  The Board of Directors intends to select a reverse split ratio that it believes would be most likely to achieve the anticipated benefits of the reverse stock split as described above.

After the Board of Directors determines to effect a reverse stock split and has determined the split ratio, the Board of Directors will determine the effective date of the reverse stock split and will announce publicly such information.  Any such split will become effective upon the filing of the reverse stock split amendment with the Secretary of State of the State of Delaware or such later date as indicated in the reverse stock split amendment.  The actual timing of any such filing will be made by the Board of Directors at such time as the Board of Directors believes to be most advantageous to our company and stockholders.

Fractional Shares

No fractional shares of our common stock or class C special stock would be issued as a result of the reverse stock split, if any. Each holder of common stock at the effective time of the reverse stock split, if any, who otherwise would be entitled to a fractional share will, in lieu thereof, be entitled receive a cash payment equal to: (1) the fractional share amount multiplied by (2) the product of (a) the closing sale price of a share of our common stock as reported on The NASDAQ Global Market or other principal market of the common stock, as applicable, on the effective date of the reverse stock split and (b) the reverse stock split ratio, as determined by the Board of Directors. Each holder of class C special stock at the effective time of the reverse stock split, if any, who otherwise would be entitled to a fractional share will, in lieu thereof, be entitled receive a cash payment equal to the cash payment that a holder of common stock would receive minus $2.50. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Exchange of Pre-Reverse Stock Split Shares with Post-Reverse Stock Split Shares

If our stockholders approve and we implement a reverse stock split, our transfer agent will act as our exchange agent for purposes of implementing the exchange of pre-reverse stock split shares of common stock for post-reverse stock split shares of our common stock, and we will act as exchange agent for purposes of implementing the exchange of pre-reverse stock split shares of our class C special stock for post-reverse stock split shares of our class C special stock.

Registered Book Entry Stockholder.  Holders of our common stock holding all of their shares electronically in book-entry form with our transfer agent do not need to take any action (the exchange will be automatic) to receive post-reverse stock split shares.

Registered Certificated Stockholder.  Some of the holders of our common stock hold their shares in certificate form or a combination of certificate and book-entry form and all of the holders of our class C special stock hold their shares in certificate form.  If any of your shares of common stock are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.  Upon receipt of your pre-reverse stock split certificate(s), you will be issued the appropriate number of shares of common stock electronically in book-entry form under the Direct Registration System (DRS).  No new shares in book-entry form will be reflected until you surrender your outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to our transfer agent.  At any time after receipt of your DRS statement, you may request a stock certificate representing your ownership interest.  Holders of our class C special stock will receive a transmittal letter from us as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to us and upon receipt of your pre-reverse stock split certificate(s), you will be issued the appropriate number of shares of our class C special stock in certificate form.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split is not expected to affect stockholders’ accumulated deficit on our balance sheet.  However, because the par value of our common stock and class C special stock will remain unchanged on the effective date of the reverse stock split, the components that make up stockholders’ accumulated deficit will change by offsetting amounts.  The stated common stock and class C special stock components will be reduced, and the additional paid-in capital component will be increased by the amount by which the stated common stock and class C special stock component is reduced.  The per share net loss and net book value of our common stock and class C special stock will be increased because there will be fewer shares of our common stock and class C special stock outstanding.  Net loss per share amounts in prior periods will be restated to reflect the reverse stock split.  We do not anticipate that any other accounting consequences would arise as result of the reverse stock split.

Potential Anti-Takeover Effect; Possible Dilution

Because the reverse stock split would increase the number of authorized but unissued shares of our common stock and class C special stock available for issuance, the reverse stock split could be construed as having an anti-takeover effect, since we could use the increased available shares to frustrate persons seeking to effect a takeover or otherwise gain control of our company. For example, we could use the additional authorized but unissued shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our stockholders. The reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

In addition to the increased number of shares of our common stock and class C special stock that would be available for issuance as a result of the reverse stock split, other provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws could delay or prevent a merger, tender offer or proxy contest to take control of our company. Specifically, our Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions which:

•                  authorize the issuance of “blank check” preferred stock, which is preferred stock that can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to our common stock or our class C special stock;

•                  prohibit stockholders to call a special meeting; and

•                  prohibit cumulative voting for directors.

Our Amended and Restated Bylaws require advance written notice to us of any stockholder-proposed business or of a stockholder’s intention to make a nomination for director at an annual meeting of stockholders and limit the business that may be conducted at any special meeting of stockholders to business brought by the Board of Directors.

The holders of our common stock and class C special stock do not have preemptive rights to subscribe for additional securities that may be issued by us, which means that current stockholders do not have a prior right to purchase any additional shares from time to time issued by us.  Accordingly, if the Board of Directors elects to issue additional shares of common stock or class C special stock, such issuance could have a dilutive effect on the earnings (if any) per share, voting power and equity ownership of current stockholders.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

To ensure compliance with Treasury Department Circular 230, each holder of common stock and class C special stock is hereby notified that: (1) any discussion of U.S. Federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties under any Federal tax laws; (2) any such discussion has been included by us in furtherance of the reverse stock split on the terms described herein; and (3) each such holder should seek advice based on his, her, or its particular circumstances from an independent tax advisor.

The following discussion describes the anticipated material United States Federal income tax consequences to “U.S. holders” of our capital stock relating to the reverse stock split.  This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).  We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the reverse stock split.  The following discussion is for information purposes only and is not intended as tax or legal advice.

This discussion assumes that a U.S. holder holds our capital stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under United States Federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, or stockholders holding their shares of our capital stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction.

This discussion also does not address the tax consequences to our company, or to stockholders that own five percent or more of our capital stock, are affiliates of our company, or are not U.S. holders.  In addition, this discussion does not address other United States Federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the reverse stock split under state, local or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the reverse stock split.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for United States Federal income tax purposes) is our stockholder, the tax treatment of a partner in the partnership, or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States Federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

We believe that the reverse stock split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code.  Accordingly, provided that the fair market value of the post-reverse stock split shares is equal to the fair market value of the pre-reverse stock split shares surrendered in the reverse stock split:

•                                          A U.S. holder will not recognize any gain or loss as a result of the reverse stock split (except to the extent of cash received in lieu of a fractional share).

•                                          A U.S. holder’s aggregate tax basis in his, her, or its post-reverse stock split shares will be equal to the aggregate tax basis in the pre-reverse stock split shares exchanged therefor, reduced by the amount of the adjusted basis of any pre-reverse stock split shares exchanged for such post-reverse stock split shares that is allocated to any fractional share for which cash is received.

•                                          A U.S. holder’s holding period for the post-reverse stock split shares will include the period during which such stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Cash Received Instead of a Fractional Share

A U.S. holder who receives cash instead of a fractional share of post-reverse stock split shares will be treated as having received the fractional share of post-reverse stock split shares pursuant to the reverse stock split and then as having exchanged the fractional share of post-reverse stock split shares for cash in a redemption by our company.  In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend as discussed below. Gain or loss generally will be recognized based on the difference between the amount of cash received and the portion of the U.S. holder’s adjusted tax basis of the pre-reverse stock split shares exchanged in the reverse stock split which is allocable to such fractional share.  Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for such pre-reverse stock split shares is more than one year as of the effective date of the reverse stock split, and otherwise will be short-term capital gain or loss.

The receipt of cash is “not essentially equivalent to a dividend” if the reduction in a U.S. holder’s proportionate interest in our company resulting from the reverse stock split (taking into account for this purpose shares of our common stock and class C special stock which such holder is considered to own under certain attribution rules) is considered a “meaningful reduction” given such U.S. holder’s particular facts and circumstances.  The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.  If the receipt of cash in lieu of a fractional share is not treated as capital gain or loss under the test just described, it will be treated first as ordinary dividend income to the extent of a U.S. holder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the portion of the U.S. holder’s adjusted tax basis of the pre-reverse stock split shares which is allocable to such fractional share, and any remaining amount will be treated as capital gain.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of our capital stock pursuant to the reverse stock split are subject to information reporting, and may be subject to backup withholding at the applicable rate specified by the U.S. Internal Revenue Service (currently 28 percent) if the holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  Backup withholding is not an additional United States Federal income tax. Rather, the U.S. Federal income tax liability of the person subject to backup withholding will be reduced by the amount of the tax withheld.  If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation or Amended and Restated Bylaws to any stockholder who dissents from the proposal to approve the amendment to our Restated Certificate of Incorporation to effect the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse stock split is approved at the Annual Meeting, the Board of Directors, in its sole discretion, at any time prior to our 2013 Annual Meeting of Stockholders, may determine to implement the reverse stock split.  Notwithstanding the approval of the form of the reverse stock split amendment at the Annual Meeting, the Board of Directors, in its sole discretion, may determine not to implement the reverse stock split.

Board Recommendation

The Board of Directors recommends a vote FOR the proposal to amend our Restated Certificate of Incorporation to effect a reverse split of the issued and outstanding shares of our common stock and class C special stock at the discretion of the Board of Directors at a ratio not less than 1-for-2 and not more than 1-for-10.

PROPOSAL NO. 4 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012.  Deloitte & Touche LLP has acted as our independent registered public accounting firm since January 1999.  Prior to that date, Deloitte & Touche, C.A. in Canada acted as our independent registered public accounting firm since our inception in August 1996.

Although it is not required to do so, the Audit and Finance Committee wishes to submit the selection of Deloitte & Touche LLP to our stockholders for ratification.  If our stockholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be considered by the Audit and Finance Committee.  Even if the selection is ratified by our stockholders, the Audit and Finance Committee in its discretion may change the selection at any time during the year, if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions.  They also will have an opportunity to make a statement if they wish to do so.

Board Recommendation

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL NO. 5 — ADJOURNMENT OF ANNUAL MEETING, IF NECESSARY,
TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT
VOTES IN FAVOR OF PROPOSAL NO. 3

General

If we fail to receive a sufficient number of votes to approve Proposal No. 3— Approval of Amendment to Restated Certificate of Incorporation to Effect a Reverse Split of Common Stock and Class C Special Stock at the Discretion of the Board of Directors, we may propose to adjourn the Annual Meeting for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal No. 3.  We currently do not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve Proposal No. 3.

Board Recommendation

The Board of Directors recommends that stockholders vote “FOR” Proposal No. 5 to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines.  A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance section of our corporate website at www.biosantepharma.com.  Among the topics addressed in our Corporate Governance Guidelines are:

•                  Board size, composition and qualifications;

•                  Selection of directors;

•                  Board leadership;

•                  Board committees;

•                  Board and committee meetings;

•                  Executive sessions of outside directors;

•                  Meeting attendance by directors and non-directors;

•                  Appropriate information and access;

•                  Ability to retain advisors;

•                  Conflicts of interest;

•                  Board interaction with corporate constituencies;

•                  Change of principal occupation and board memberships;

•                  Retirement and term limits;

•                  Board compensation;

•                  Stock ownership by directors and executive officers;

•                  Loans to directors and executive officers;

•                  CEO evaluation;

•                  Board evaluation;

•                  Director continuing education; and

•                  Succession planning.

Director Independence

The Board of Directors has determined that six of our seven current directors — Louis W. Sullivan, M.D., Fred Holubow, Ross Mangano, Edward C. Rosenow III, M.D., John T. Potts, Jr., M.D. and Stephen A. Sherwin, M.D. — are “independent directors” under the Listing Rules of The NASDAQ Stock Market.  The Listing Rules of The NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent.  For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent.  No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.  In making an affirmative determination that a director is an “independent director,” the Board of Directors reviewed and discussed information provided by these individuals and by us with regard to each of their business and personal activities as they may relate to us and our management.

Board Leadership Structure

The Board of Directors believes that our stockholders are best served if the Board of Directors retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time.  Accordingly, under our Corporate Governance Guidelines, the office of Chairman of the Board and Chief Executive Officer may or may not be held by one person.  The Board of Directors believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances.  However, the Board of Directors strongly endorses the concept of an independent director being in a position of leadership for the rest of the outside directors.  Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, will elect an independent director as a lead independent director.

Louis W. Sullivan, M.D. currently serves as our non-executive Chairman of the Board.  Stephen M. Simes currently serves as our Vice Chairman, President and Chief Executive Officer.  Because the Chief Executive Officer and Chairman of the Board positions currently are not held by the same person, we do not have a lead independent director.  We currently believe this leadership structure is in the best interests of our company and stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to-day-leadership and performance of our company and the Chairman’s responsibility to provide oversight of our company’s corporate governance and guidance to our chief executive officer and to set the agenda for and preside over meetings of the Board of Directors.

Executive Sessions

At each regular meeting of the Board of Directors, our independent directors meet in executive session with no company management present during a portion of the meeting.  Dr. Sullivan as our Chairman of the Board presides over these executive sessions and serves as a liaison between the independent directors and our President and Chief Executive Officer.

Board Meetings and Attendance

The Board of Directors held five meetings during 2011.  All of our directors, attended 75 percent or more of the aggregate meetings of the Board of Directors and all committees on which they served during 2011.

Board Committees

The Board of Directors has three standing committees:  Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees has the composition and responsibilities described below.  The Board of Directors from time to time may establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees.  For example, the Board of Directors has established a special Transaction Committee comprised of Mr. Simes, Mr. Holubow and Mr. Mangano to assist the Board in approving certain securities offerings and certain other special transactions.  Each of our three standing committees has a charter which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com.

The table below summarizes the current membership of each of our three standing board committees.

Director	Audit and Finance	Compensation	Nominating and Corporate Governance
Louis W. Sullivan, M.D.	Ö	Chair	Ö
Stephen M. Simes	—	—	—
Fred Holubow	Chair	—	Ö
Ross Mangano	Ö	Ö	Ö
John T. Potts, Jr., M.D.	—	—	—
Edward C. Rosenow III, M.D.	—	Ö	—
Stephen A. Sherwin, M.D.	—	Ö	Chair

Audit and Finance Committee

Responsibilities.  The primary responsibilities of the Audit and Finance Committee include:

•                  overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board;

•                  having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•                  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•                  reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and

•                  overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Audit and Finance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition and Audit Committee Financial Expert.  The current members of the Audit and Finance Committee are Messrs. Holubow and Mangano and Dr. Sullivan.  Mr. Holubow is the chair of the Audit and Finance Committee.

Each current member of the Audit and Finance Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of The NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of The NASDAQ Stock Market.  In addition, the Board of Directors has determined that Mr. Holubow qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Stock Market as a result of his Masters in Business Administration in Finance, and his previous experience as an investment analyst and portfolio manager for over 40 years and as a former member of an audit committee of another public company.  Stockholders should understand that these designations related to the Audit and Finance Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and The NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit and Finance Committee or of the Board of Directors.

Meetings and Other Information.  The Audit and Finance Committee met four times during 2011.  At all of these meetings, the Audit and Finance Committee met in private session with our independent registered public accounting firm.  Additional information regarding the Audit and Finance Committee and our independent registered public accounting firm is disclosed under the “Audit-Related Matters” and “Proposal No. 4—Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.

Compensation Committee

Responsibilities.  The primary responsibilities of the Compensation Committee include:

•                  recommending to the Board of Directors, for its determination, the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•                  reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•                  administering our equity-based compensation plans applicable to any employee of our company and recommending to the Board of Directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under our equity-based compensation plans; and

•                  reviewing and discussing with our President and Chief Executive Officer and reporting periodically to the Board of Directors plans for executive officer development and corporate succession plans for the President and Chief Executive Officer and other key executive officers and employees.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The current members of the Compensation Committee are Dr. Sullivan, Mr. Mangano, Dr. Rosenow and Dr. Sherwin.  Dr. Sullivan is the chair of the Compensation Committee.  Each of the four current members of the Compensation Committee is an “independent director” under the Listing Rules of The NASDAQ Stock Market and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Meetings and Other Information.  The Compensation Committee met five times during 2011.  Additional information regarding the Compensation Committee, including without limitation our processes and procedures for the determination of executive compensation, please refer to the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Responsibilities.  The primary responsibilities of the Nominating and Corporate Governance Committee are:

•                  identifying individuals qualified to become Board members;

•                  recommending director nominees for each Annual Meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•                  being aware of the best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•                  developing and overseeing the annual Board and Board committee evaluation process; and

•                  establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Processes and Procedures for Consideration and Determination of Director Compensation.  As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors.  The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions.  Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion.  Historically, the Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

At the end of 2010, the Nominating and Corporate Governance Committee engaged Radford to conduct a competitive assessment to assist the Nominating and Corporate Governance Committee in formulating its recommendations regarding and the Board of Directors in determining director compensation.  Radford conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board chairs and Board committee chairs and members.  The assessment was based on the practices of the 20 peer group companies then used to evaluate the market competitiveness of our executive compensation program.  We refer you to the information under the heading “Executive Compensation—Compensation Discussion and Analysis—Use of Peer Group Data” later in this proxy statement for a listing of the 20 peer companies.

In making final recommendations and decisions regarding compensation to be paid to our directors, the Nominating and Corporate Governance Committee and the Board of Directors consider the recommendations of Radford, but also other factors, such as its own views as to the form and amount of compensation to be paid, the peer group data provided by Radford, the current and anticipated time demands placed on directors and other factors that may be relevant.

In February 2011, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved certain changes to our director compensation program as described under the heading “Director Compensation—Overview” later in this proxy statement.

Composition.  The current members of the Nominating and Corporate Governance Committee are Dr. Sullivan, Mr. Holubow, Mr. Mangano and Dr. Sherwin.  Dr. Sherwin is the chair of the Nominating and Corporate Governance Committee.  Each of the four current members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the Listing Rules of The NASDAQ Stock Market.

Meetings and Other Information.  The Nominating and Corporate Governance Committee met three times during 2011.  Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations Process” and “Director Compensation—Overview” sections of this proxy statement.

Director Nominations Process

Pursuant to a Director Nominations Process adopted by the Board of Directors, in selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board.  The Nominating and Corporate Governance Committee believes that our company and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our company’s affairs that they have accumulated during their tenure with the company.  Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body.  Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

Pursuant to the Director Nominations Process adopted by the Board of Directors, in identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time.  Such persons may include members of the Board of Directors and senior management of BioSante.  In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates.  The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant.  In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate.  The Nominating and Corporate Governance

Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders.  For more information, see the information set forth under the heading “Other Matters— Director Nominations for 2013 Annual Meeting.”  The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board of Directors.  The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the Board of Directors.  However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider.  Some of these factors include:

•                  whether the candidate is an “independent director” under the Listing Rules of The NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•                  whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Listing Rules of The NASDAQ Stock Market;

•                  whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

•                  the needs of our company with respect to the particular talents and experience of our directors;

•                  the personal and professional integrity and reputation of the candidate;

•                  the candidate’s level of education and business experience;

•                  the candidate’s broad-based business acumen;

•                  the candidate’s level of understanding of our business and its industry and other industries relevant to our business;

•                  the candidate’s ability and willingness to devote adequate time to work of the Board of Directors and its committees;

•                  the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of our company;

•                  whether the candidate possesses strategic thinking and a willingness to share ideas;

•                  the candidate’s diversity of experiences, expertise and background; and

•                  the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider the factors above, including the candidate’s diversity of experiences, expertise and background.  The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, expertise and backgrounds.  The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Board Oversight of Risk

The Board of Directors as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant Board committees that report on their deliberations to the full Board of Directors.  The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  The areas of risk that we focus on include regulatory, operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, health, safety and environment, economic, political and reputational risks.

The standing committees of the Board of Directors oversee risks associated with their respective principal areas of focus.  The Audit and Finance Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements.  The Audit and Finance Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company.  The Compensation Committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning.  The Nominating and Corporate Governance Committee oversees risks relating to our corporate governance matters and policies and director succession planning.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company.  The involvement of the full Board of Directors in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by the full Board of Directors in connection with its role in reviewing our key long-term and short-term business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our standing Board committees that are currently comprised of and chaired by our independent directors, and (3) the focus of our Chairman of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.

Code of Conduct and Ethics

Our Code of Conduct and Ethics applies to all of our directors, executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, and other employees, and meets the requirements of the SEC.  A copy of our Code of Conduct and Ethics is available on the Investors—Corporate Governance—Code of Conduct and Ethics section of our corporate website at www.biosantepharma.com.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit.  All of the directors attended our 2011 Annual Meeting of Stockholders in May 2011, except Dr. Potts and Dr. Rosenow.

Complaint Procedures

The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.  Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Compliance Officer of any concerns raised.  Our President and Chief Executive Officer, Stephen M. Simes, currently serves as our Compliance Officer.  If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Compliance Officer.  If an individual prefers not to discuss a matter with the Compliance Officer or if the Compliance Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chairman of the Audit and Finance Committee, Fred Holubow.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 400, Lincolnshire, IL 60069, with an instruction to forward the communication to the Board of Directors or one or more particular directors.  Our Corporate Secretary will forward promptly all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

As described in more detail under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors.  The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes final decisions regarding such compensation.  The processes and procedures the Nominating and Corporate Governance Committee and the Board of Directors use to consider and determine director compensation are described under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation.”

The principal elements of our director compensation program for 2011 included:

•                  annual cash retainers;

•                  meeting fees; and

•                  long-term equity-based incentive compensation, in the form of stock options.

We do not compensate Mr. Simes separately for serving on the Board of Directors.  We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

2011 Changes to Director Compensation Program

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, reviewed our director compensation program and made several changes to the program in February 2011 in order to bring our director compensation closer to the peer 50th percentile.

As described in more detail under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation,” the Nominating and Corporate Governance Committee engaged Radford, an Aon Consulting Company, at the end of 2010 to conduct a competitive assessment of director compensation of companies in our industry sector to assist the Nominating and Corporate Governance Committee in reviewing our director compensation program.  For purposes of the assessment, our industry sector was defined as a peer group of 20 other publicly-held life science companies in late stage clinical development, with market capitalizations, revenues and organization sizes similar to ours. Almost all of the members of our peer group at the time our peer group was created had a market capitalization between $50 million and $450 million, revenue of less than $125 million and an organization size of under 300 employees.  We used the same peer group for purposes of analyzing our executive compensation.  We refer you to the information under the heading “Executive Compensation—Overview—Use of Peer Group Data” for the names of the companies in our peer group and for additional information regarding the peer group.

Radford conducted an assessment of the following director pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional Board and Board committee chair and member compensation.  In determining director compensation, the Nominating and

Corporate Governance Committee targets total compensation and each element of compensation at the 50th percentile of our peer group.

The changes to our director compensation approved by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, in February 2011 were intended to bring total compensation and each element of director compensation closer to the 50th percentile of our peer group.  Briefly, the changes increased the annual Board and Board committee cash retainers and meeting fees, introduced Board committee member retainers and did not change the annual option grants.

Cash Compensation

The cash compensation paid to our non-employee directors consists of the following described annual Board and Board committee cash retainers and meeting fees.

Description	Annual Cash Retainer
Board Member	$25,000
Chairman of the Board (in addition to Board member retainer)	22,500
Audit and Finance Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,000
Audit and Finance Committee Member (other than Chair)	7,500
Compensation Committee Member (other than Chair)	5,000
Nominating and Corporate Governance Committee Member (other than Chair)	3,500

Description	Meeting Fees
Board Meeting (in person)	$2,000
Board Meeting (telephonic)	1,000
Board Committee (in person or telephonic)	1,000

The annual cash retainers are paid on a quarterly basis in the beginning of each calendar quarter.  For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.  The meeting fees are paid in arrears after the end of each calendar quarter.

Stock Options

Each of our non-employee directors receives an automatic grant of options to purchase shares of our common stock upon the director’s initial election to the Board of Directors and on an annual basis on the last business day of March each year.  In addition, our Chairman of the Board receives an additional automatic option grant.  The options have a ten-year term and an exercise price equal to the fair market value of our common stock on the grant date.  The initial options vest and become exercisable in four equal annual installments and the annual options vest and become exercisable in full on the one-year anniversary of the grant date.  The table below sets forth the number of options granted to each of our non-employee directors as initial and annual grants and the additional option grant to our Chairman of the Board:

Description	Number of Shares Underlying Option Grants
New Board Member (initial grant)	50,000
Board Member (annual basis)	25,000
Chairman of the Board (annual basis)	10,000

We refer you to note 1 to the Director Compensation Table above for a summary of all options granted to our directors, excluding Mr. Simes, during the year ended December 31, 2011.  We refer you to note 2 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Simes, as of December 31, 2011.  Information regarding stock option grants to Mr. Simes during the year ended December 31, 2011 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Simes as of December 31, 2011 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Under the terms of our stock option agreements, upon a director’s termination of service with our company, other than for cause, such director’s vested and outstanding options as of such date remain vested and outstanding for a period of three months and all non-vested options terminate.  Depending upon the circumstances of a director’s separation of service with our company, however, we may change these terms, although any adverse change would require the consent of the director.

Indemnification Agreements

We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors.  We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Summary of Cash and Other Compensation

The table below provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2011, other than Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”

DIRECTOR COMPENSATION - 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Louis W. Sullivan, M.D.	$82,950	$43,666	$0	$126,616
Fred Holubow	55,825	31,190	0	87,015
Ross Mangano	60,350	31,190	0	91,540
John T. Potts, Jr., M.D.	30,950	31,190	0	62,140
Edward C. Rosenow III, M.D.	41,200	31,190	0	72,390
Stephen A. Sherwin, M.D.	50,950	31,190	0	82,140

(1)         On March 31, 2011, each of our non-employee directors received an option to purchase 25,000 shares of our common stock at an exercise price of $1.98 per share granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan, the material terms of which are described in more detail under the heading “Executive Compensation — Grants of Plan-Based Awards — BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.”  In addition, Dr. Sullivan, as Chairman of the Board, received an option to purchase an additional 10,000 shares of our common stock.  Such options expire on March 30, 2021 and vested in full on March 31, 2012.  Amounts reported in the “Option Awards” column represent the aggregate grant date fair value for option awards granted to each director in 2011 computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  The grant date fair value is determined based on our Black-Scholes option pricing model.  The grant date fair value per share for the options granted on March 31, 2011 was $1.25 and was determined using the following specific assumptions:  risk free interest rate:  2.57%; expected life:  5.5 years; expected volatility:  72.16%; and expected dividend yield:  0%.

(2)         The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2011 and held by each of the directors listed in the table:

Name	Aggregate Number of Securities Underlying Options	Exercisable/ Unexercisable	Range of Exercise Price(s)	Range of Expiration Date(s)
Louis W. Sullivan, M.D.	165,000	130,000/35,000	$1.51 – 4.405	03/15/2016 – 03/30/2021
Fred Holubow	145,000	120,000/25,000	1.51 – 4.405	03/15/2016 – 03/30/2021
Ross Mangano	145,000	120,000/25,000	1.51 – 4.405	03/15/2016 – 03/30/2021
John T. Potts, Jr., M.D.	50,000	17,500/32,500	1.79 – 1.98	10/13/2019 – 03/30/2021
Edward C. Rosenow III, M.D.	145,000	120,000/25,000	1.51 – 4.405	03/15/2016 – 03/30/2021
Stephen A. Sherwin, M.D.(a)	168,359	135,859/32,500	1.79 – 36.82	02/03/2015 – 03/30/2021

(a)         Of the total number of options held by Dr. Sherwin, options to purchase an aggregate of 118,359 shares of our common stock at a weighted average exercise price of $17.90 were granted under equity-based compensation plans of Cell Genesys, Inc. and assumed by us in our October 2009 merger with Cell Genesys.

(3)   We do not provide perquisites or other personal benefits to our directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this proxy statement:

•                  Stephen M. Simes, who serves as our Vice Chairman, President and Chief Executive Officer, or “CEO”;

•                  Phillip B. Donenberg, who serves as our Senior Vice President of Finance, Chief Financial Officer and Secretary, or “CFO”; and

•                  Michael C. Snabes, M.D., Ph.D., who serves as our Senior Vice President of Medical Affairs.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Key 2011 and Recent Compensation-Related Actions

During 2011 and during the first few months of 2012, we took a number of actions that supported our executive compensation philosophy and objective of ensuring that our executive compensation program reinforces pay for performance, is market competitive in order to attract and retain key employees and is aligned with the interests of our stockholders.

•                  Our Compensation Committee engaged an independent compensation consultant, Radford, an Aon Hewitt Company, to provide advice to our Compensation Committee with respect to executive compensation, and during 2011, at the request of the Compensation Committee, Radford recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to our Compensation Committee regarding certain aspects of our executive compensation program.

•                  We replaced our previous discretionary annual bonus program with a more formal performance incentive plan, the BioSante Pharmaceuticals, Inc. Performance Incentive Plan (which is referred to herein as the “performance incentive plan”), under which each of our executive and other officers is eligible to earn a bonus based primarily on the achievement of annual pre-determined corporate and individual performance goals.

•                  Under the performance incentive plan, the named executive officers earned payouts for 2011 performance substantially above target in the case of two of the named executive officers, including the CEO, and slightly below target in the case of one of our named executive officers.  However, although we believe our two LibiGel Phase III efficacy trials were well executed and completed in a timely fashion, in light of the results of those trials and in the interests of conserving cash, the Compensation Committee applied a 30 percent reduction to the earned incentive weighted average achievement incentive percentages resulting in actual payouts that were at target for our CEO and CFO and significantly below target for our other named executive officer.

•                  In addition, in light of the results of our two LibiGel Phase III efficacy trials and in the interests of conserving cash, we froze the base salaries of all executives and other employees for 2012.

•                  We established a more formal officer severance policy which provides for severance benefits in the event an officer is terminated involuntarily other than for cause, death or disability and such officer is not entitled to greater severance benefits under a separate written agreement.  The intent with respect to the severance policy is to establish one policy that applies to all officers and standardizes severance benefits amongst officers with the same or similar positions.

•                  At our 2011 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote.  Approximately 67 percent of the votes cast by our stockholders were in favor of the “say-on-pay” vote. While the Compensation Committee believes that such results generally affirmed stockholder support of our approach to executive compensation and did not make any significant changes to our executive compensation program solely in response to the vote, the Compensation Committee, nonetheless, intends to keep a watchful eye on our executive compensation program in order to ensure that it reinforces pay for performance, is market competitive in order to attract and retain key employees and is aligned with the interests of our stockholders.

•                  At our 2011 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the frequency with which they believed we should hold a say-on-pay vote. In response to the voting results for the frequency of the say-on-pay vote, in which the frequency of a say-on-pay vote every three years received the highest number of votes, we intend to provide our stockholders with the opportunity to provide a say-on-pay advisory vote every three years until the next required vote on the frequency of a say-on-pay vote.

Compensation Best Practices

We maintain certain compensation best practices, which support our executive compensation objectives and philosophy, as well as benefit our stockholders.  Some of these practices include the following:

•                  We tie compensation directly to performance.  Payouts under our performance incentive plan are based on pre-determined corporate and individual performance goals.  For our performance incentive plan payouts, we require that certain minimum threshold levels of performance be met in order for there to be a payout, and even if maximum levels of performance are exceeded, our performance incentive plan payouts are capped at 150 percent of target.

•                  A significant portion of our executives’ compensation is “performance-based” or “at risk,” comprising 65.1 percent of total direct compensation for our CEO and 55.1 percent and 36.6 percent of total direct compensation for our other two named executive officers in 2011, assuming grant date fair values for equity awards.

•                  Value received under our long-term equity-based incentive awards is tied to four-year vesting and any value received by our executives from stock option grants is contingent upon long-

term stock price performance in that the stock options only have value if the price of our common stock exceeds the exercise price of the options.

•                  Although we do not have any detailed stock retention or ownership guidelines, the Board of Directors has adopted Corporate Governance Standards that address ownership of our common stock by our executives and which encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management.

•                  Our stock incentive plan and related award agreements include a “clawback” mechanism, which gives us the right to cancel an executive’s stock awards and require the executive to surrender and return to us any profit from such awards if the executive engages in certain acts of wrongdoing.

•                  We do not provide tax “gross up” payments under our employment agreements or in connection with any other compensation, benefits or perquisites provided to our executives, with the exception of payment of taxes associated with reimbursements for supplemental life insurance and excess long-term disability insurance premiums to our CEO and CFO which amounted to approximately $5,000 for our CEO and $2,000 for our CFO in 2011.

•                  We provide only limited and immaterial perquisites to our executives as described under “—Executive Compensation Components—All Other Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is designed to:

•                  Attract and retain executives important to the success of our company and the creation of value for our stockholders;

•                  Motivate our executives to achieve company and individual performance objectives and create stockholder value; and

•                  Reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company.

In order to achieve these objectives, the Compensation Committee and the Board of Directors make compensation decisions based on the following philosophy and principles:

•                  We favor having a significant component of compensation tied to the achievement of corporate and individual goals over solely fixed compensation.

•                  We seek to reward achievement of key corporate goals that create value for our stockholders, such as successful clinical testing, obtaining regulatory approvals for our products, executing in-licensing and out-licensing agreements, entering into strategic relationships to develop, market and sell our products and raising additional financing on terms favorable to our company.

•                  A greater percentage of total compensation should be tied to performance, and therefore at risk, as position and responsibility increases.  Individuals, such as our executives, with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk if those objectives are not achieved than other employees and should receive a greater proportion of the reward if objectives are met or surpassed.

•                  We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation in the form of stock options and further emphasized through change in control arrangements which are designed to provide financial motivation to our executives to complete a transaction that the Board of Directors believes is in the best interests of our stockholders

How We Determine Compensation

In order to implement effectively our compensation objectives and philosophy, there are several individuals and groups of individuals involved in making executive compensation decisions. These individuals and groups and their roles are described briefly below.

Role of Compensation Committee and Board.  The responsibilities of our Compensation Committee include recommending to the Board of Directors, for its determination, the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our CEO and other executive officers; reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our CEO and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our CEO and other executive officers in light of those goals and objectives. Typically, the Compensation Committee makes recommendations and the Board of Directors approves such recommendations.  Under certain circumstances, however, the Board of Directors will delegate to the Compensation Committee the authority to make final decisions regarding executive officer compensation within certain parameters so as to streamline the process.  For example, at a meeting in December 2010, the Board of Directors delegated to the Compensation Committee the authority to determine annual cash bonuses for 2010, annual base salaries for 2011 and annual stock option grants for 2011, based on input received from the Board members at such meeting on such matters.

In setting or recommending executive compensation for our named executive officers and other officers, the Compensation Committee considers the following primary factors:

•                  each executive’s position within the company and the level of responsibility;

•                  the ability of the executive to affect key business initiatives;

•                  the executive’s individual experience and qualifications;

•                  compensation paid to executives of comparable positions by companies similar to our company;

•                  company performance, generally and as compared to specific goals;

•                  individual performance, generally and as compared to specific goals;

•                  the executive’s current and historical compensation levels;

•                  recommendations of our CEO;

•                  advancement potential and succession planning considerations;

•                  an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•                  the retention value of executive equity holdings, including outstanding stock options; and

•                  the dilutive effect on our stockholders of long-term equity-based incentive awards; and

•                  our cash position and anticipated ability to raise any necessary additional financing.

The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives.  In making recommendations and decisions regarding the form and amount of compensation to be paid to our named executive officers (other than our CEO) and other officers, our Compensation Committee considers and gives weight to the recommendations of our CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the Compensation Committee to evaluate the performance of each executive (other than himself).  In making recommendations and decisions regarding the form and amount of compensation to be paid to our CEO, the Compensation Committee considers the recommendation of the CEO with respect to his own compensation and the Compensation Committee’s own assessment of the CEO’s annual performance and input from our other Board members.  The Compensation Committee meets in executive session with its independent compensation consultant and counsel without the presence of the CEO or any executive or employee of our company regularly and makes all compensation decisions without the presence of the CEO or any executive or employee of our company.  In making final executive compensation decisions, the Board of Directors typically accepts and approves the recommendations of the Compensation Committee and makes any such decision without the presence of the CEO or any executive or employee of our company.

Role of Management.  Our CEO assists our Compensation Committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to our executives (including himself).  In making such recommendations, our CEO considers many of the same factors listed above that the Compensation Committee considers in setting or recommending executive compensation, including in particular an assessment of each executive’s annual performance and the executive’s achievement of his or her pre-established individual performance goals established in connection with our performance incentive plan described below. Final deliberations and decisions regarding the compensation to be paid to each of our executives, however, are made by our Board of Directors and Compensation Committee without the presence of the CEO or any of the executives.

Role of Consultant.  Our Compensation Committee has retained the services of Radford to provide advice with respect to executive compensation.  Radford was engaged directly by our Compensation Committee and did not advise our management and only worked with management with the express permission of the Compensation Committee.  Radford did not provide any services to our company other than those for which it was retained by the Compensation Committee.

Radford’s engagement by the Compensation Committee includes reviewing and advising on all significant aspects of executive compensation.  This includes base salaries, short-term cash incentives and long-term equity incentives for our executive and other officers, and cash compensation and long-term equity incentives for our non-employee directors.  In so doing, at the request of the Compensation Committee, Radford recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the Compensation Committee regarding certain aspects of our executive compensation program.  Our CEO, the chair of our Compensation Committee and our outside legal counsel regularly consult with representatives of Radford prior to Compensation Committee meetings.  A representative of Radford is invited to attend, and sometimes attends, meetings of our Compensation Committee. In making recommendations and decisions regarding the form and amount of compensation to be paid to our executives, our Compensation Committee considers the information gathered by and recommendations of Radford.  The Compensation Committee values especially Radford’s benchmarking information and input regarding best practices and trends in executive compensation matters, especially with respect to small public companies in the biopharmaceutical and life sciences industry.

Use of Peer Group Data.  To assist our Compensation Committee and Board of Directors in determining appropriate levels of compensation for certain elements of our executive compensation program, our Compensation Committee reviews annually the compensation levels of our named executive officers and other officers against the compensation levels of comparable positions with companies similar to our company in terms of products, revenue, market capitalization and number of employees.  The elements of our executive compensation program to which the Compensation Committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include our base salary, short-term cash incentive opportunity and long-term equity incentives.  With respect to other elements of our executive compensation program, such as perquisites, severance and change in control arrangements, our Compensation Committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis.

The Compensation Committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate our executive talent.  Our Compensation Committee believes that use of a peer group provides more relevant comparisons for purposes of benchmarking than broader survey data since the Compensation Committee believes that the compensation paid by the peer companies which are in the same business, with similar products and operations, and with revenue and market capitalization in a range similar to ours is typically more representative than broader survey data.

In November 2010, Radford worked with our Compensation Committee to identify a peer group of 20 other publicly-held life science companies in late stage clinical development, with market capitalizations, revenues and organization sizes similar to ours. Almost all of the members of our peer group at the time the peer group was created had a market capitalization between $50 million and $450 million, revenue of less than $125 million and an organization size of under 300 employees. The Compensation Committee used this information to assist it in determining the amount of base salary, target annual incentive compensation, target total compensation and the form and amount of long-term equity-based incentive compensation to pay our executives during 2011.  We used the same peer group for purposes of analyzing our director compensation program in 2011.

The companies in the November 2010 peer group included:

Alexza Pharmaceuticals, Inc.	Antares Pharma, Inc.	Cornerstone Therapeutics Inc.
Curis, Inc.	Cytokinetics, Incorporated	CytRx Corporation
Dyax Corp.	GTx, Inc.	Idenix Pharmaceuticals, Inc.
Inspire Pharmaceuticals, Inc.	Ista Pharmaceuticals, Inc.	Jazz Pharmaceuticals, Inc.
Ligand Pharmaceuticals Incorporated	NPS Pharmaceuticals, Inc.	Omeros Corporation
OncoGenex Pharmaceuticals, Inc.	Oncothyreon Inc.	Pozen Inc.
Progenics Pharmaceuticals, Inc.	Sucampo Pharmaceuticals, Inc.

In reviewing benchmarking data, the Compensation Committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company.  Nevertheless, the Compensation Committee believes that gathering this information is an important part of its compensation-related decision-making process.  The Compensation Committee believes that compensation paid by peer group companies is representative of the compensation required to attract, retain and motivate our executive talent.  However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the Compensation Committee gives less weight to the peer group data.  For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning.  The Compensation Committee targets base salary, target total cash compensation and target total direct compensation at the 50th percentile of companies in our peer group.  The Compensation Committee believes that median positioning attracts and retains executive talent, but at the same time recognizes our company’s cost structure, especially with respect to fixed base compensation. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on the individual’s skills, experience, contribution, performance, tenure or other factors that the Compensation Committee may take into account that are relevant to the individual executive.

Executive Compensation Components

The principal elements of our executive compensation program for 2011 were:

•                  base salary;

•                  short-term cash incentive compensation, in the form of a payout under our performance incentive plan;

•                  long-term equity-based incentive compensation, in the form of stock options; and

•                  other compensation arrangements, such as benefits made generally available to our other employees, limited executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation to pay our named executive officers and other officers, the Compensation Committee views these elements of our executive compensation program as related but distinct.  The Compensation Committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements. At the same time, the Compensation Committee does not believe that minimal compensation derived from one element of compensation should result necessarily in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  However, the Compensation Committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence more senior level executives generally have on company performance.

Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher cash incentive targets and equity-based awards of our CEO as compared to our other two named executive officers.

The table below illustrates how total compensation for our named executive officers for 2011 was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash-based and equity-based components.

	Total Compensation Mix (base salary, short-term cash incentives, long-term equity incentives and executive benefits and perquisites)
	Percent of Total Compensation that is:		Percent of Performance Based Total Compensation that is:		Percent of Total Compensation that is:
Named Executive Officer	Performance Based(1)	Fixed(2)	Annual(3)	Long-Term(4)	Cash Based(5)	Equity Based(6)
Mr. Simes	65.1%	34.9%	30.3%	69.7%	54.6%	45.4%
Mr. Donenberg	55.1%	44.9%	29.8%	70.2%	61.3%	38.7%
Dr. Snabes	36.6%	63.4%	43.5%	56.5%	79.3%	20.7%

(1)         Short-term cash incentives plus long-term equity incentives divided by total compensation
(2)   Base salary plus executive benefits and perquisites divided by total compensation
(3)   Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives
(4)   Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives
(5)   Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation
(6)   Long-term equity incentives divided by total compensation

To align the interests of our named executive officers with the interests of our stockholders, a significant part of the total compensation paid to our named executive officers in 2011, was performance-based, ranging from 36.6 percent for one of our named executive officers to 65.1 percent for our CEO, and a significant part of the performance-based compensation was in the form of long-term equity incentives, which comprised of between 20.7 percent of total compensation for 2011 from one of our named executive officers to 45.4 percent for our CEO.

Base Salary

We provide a base salary for our named executive officers and other officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk.  We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash semi-monthly throughout the year.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives.  We typically increase the base salaries of our executives in the beginning of each year in an amount equal to an approximate cost of living adjustment.  We do so to recognize annual increases in the cost of living and to ensure that our base salaries remain market competitive.  In addition, we may make additional upward adjustments to a particular executive’s base salary to compensate an executive for assuming increased roles and responsibilities, to reward an executive for superior individual performance, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th percentile of companies in our peer group.

The table below shows the base salaries for our named executive officers for 2010, 2011 and 2012 and the percentage increases between periods:

			Percent			Percent
Named Executive Officer	2010	2011	Change	2011	2012	Change
Mr. Simes	$451,500	$496,700	10.0%	$496,700	$496,700	0.0%
Mr. Donenberg	280,000	308,000	10.0%	308,000	308,000	0.0%
Dr. Snabes	365,000	376,000	3.0%	376,000	376,000	0.0%

Prior to the base salary increases for 2011, Mr. Simes’s base salary of $451,500 for 2010 was at the peer 25th percentile, Mr. Donenberg’s base salary of $280,000 was at the peer 25th percentile and Dr. Snabes’s base salary of $365,000 was above the peer 75th percentile.  In 2011, each of the executives received a 3 percent merit increase to his base salary to reflect a cost of living adjustment and each of Messrs. Simes and Donenberg received an additional 7 percent market adjustment to bring their 2011 base salaries closer to the peer 50th percentile.  After these increases, both Mr. Simes’s and Mr. Donenberg’s base salaries were between the peer 25th and 50th percentile and Dr. Snabes’s base salary was still above the peer 75th percentile.  Since his initial hiring as an executive of our company, Dr. Snabes’s base salary has been above market primarily because of his historical compensation prior to us hiring him as an executive and his background and experience as a medical doctor.

In January 2012, the Board of Directors, upon recommendation of the Compensation Committee, determined base salaries for 2012.  Although we believe our two LibiGel Phase III efficacy trials were well executed and completed in a timely fashion, in light of the results of those trials and in the interests of conserving cash, no merit or other increases were made to the base salaries of any of our executives or other employees.

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is paid as an annual bonus or payout under our performance incentive plan.  Under the terms of our performance incentive plan, each participant, including our executive officers, is eligible to earn a bonus based primarily on the achievement of corporate and individual performance goals that may be achieved over a period of time (e.g., during a calendar year).  The performance incentive plan is designed to reward eligible employees for achieving certain corporate and individual performance goals and to align closely their accomplishments with the interests of our stockholders.

Each participant has an annual incentive target bonus under the plan, expressed as a percentage of his or her annual base salary.  Each participant’s target bonus percentage is based on the individual’s position and level of responsibility within the company.  Each participant’s payout under the performance incentive plan is determined by multiplying the participant’s annual incentive target bonus amount (the participant’s target bonus percentage times his or her annual base salary) by a payout percentage equal to between 0 percent and 150 percent and determined based primarily on the achievement of corporate and, in most cases, individual performance goals.  The maximum payout percentage is 150 percent and the minimum threshold payout percentage is 50 percent, with no payout for performance below the minimum threshold payout percentage of 50 percent.  In addition, in order for any payout under the performance incentive plan to be made for 2011 to any plan participant, the clinical and financial corporate performance goals as described below were required to have been achieved at a threshold or higher level of performance.

To determine payouts, all corporate and individual performance goals were rated (on a scale from one to five with a rating of three representing target or “on plan” performance) and then weighted based on relative importance in order to obtain a weighted performance rating for each goal.  All weighted performance ratings were added together to obtain an overall rating for each executive.  An aggregate average for all of the goals must have met at least a 1.5 to meet the minimum 50 percent payout threshold.  Increments between rating levels were interpolated on a linear basis to determine an actual incentive percentage.  For example, an overall rating of 3.5 equaled a 112.5 percent incentive percentage.  For each executive, the actual incentive percentage was multiplied by the target bonus percentage to calculate the award.  For example, a 112.5 percent actual incentive percentage times 50 percent target bonus equaled an award of 56.3 percent of base salary.

Annual Incentive Targets.  The annual incentive target for each named executive officer under the plan for 2011 is set forth in the table below, as well as the threshold, target and maximum annual bonus opportunity.

	Annual Incentive Target	Annual Bonus Opportunity for Each Executive
Named Executive Officer	(% of Base Salary)	Threshold (50%)	Target (100%)	Maximum (150%)
Mr. Simes	60%	$149,010	$298,020	$447,030
Mr. Donenberg	40%	61,600	123,200	184,800
Dr. Snabes	40%	75,200	150,400	225,600

Consistent with our philosophy that executives with greater roles and responsibilities associated with achieving our company’s performance objectives should bear a greater proportion of the risk that those objectives are not achieved and should receive a greater proportion of the reward if the objectives are met or surpassed, our CEO has the highest annual incentive target and our two Senior Vice Presidents have the next highest annual incentive targets.  Based on an executive compensation analysis by Radford in November 2010, the annual incentive targets of all of our executive officers are at the 50th percentile of comparable positions of companies in our peer group, which is consistent with our philosophy that we target total cash compensation and target total direct compensation at the 50th percentile of companies in our peer group, except in the case of Dr. Snabes, whose incentive target is at the 75th percentile compared to the incentive targets of executives with comparable positions at companies in our peer group.  At the recommendation of Radford, the Compensation Committee set Dr. Snabes’s target bonus percentage at the same level as Mr. Donenberg’s since both executives are Senior Vice Presidents and the Compensation Committee believes that positions of similar scope and impact should have the same pay-at-risk as a percent of salary.

In setting the annual incentive targets for our named executive officers for 2011, the Compensation Committee considered the resulting target total cash compensation (sum of 2011 annual base salary and 2011 target annual cash incentive award) and the comparison to the peer 50th percentile, which are provided in the table below for each named executive officer.

Named Executive Officer	2011 Annual Base Salary	2011 Incentive Target (% of Base Salary)	2011 Target Annual Bonus Award	2011 Target Total Cash Compensation	2011 Target Total Cash Compensation Compared to 50th Percentile
Mr. Simes	$496,700	60%	$298,020	$794,720	8% above
Mr. Donenberg	308,000	40%	123,200	431,200	3% below
Dr. Snabes	376,000	40%	150,400	526,400	26% above

Dr. Snabes’s target total cash compensation is significantly above the peer 50th percentile because as previously discussed, both Dr. Snabes’s base salary and incentive target is more aligned with the 75th percentile than the 50th percentile based on his prior experience and compensation when joining our company.

Performance Goals.  For 2011, payouts under our performance incentive plan to our named executive officers were based 100 percent upon achievement of corporate performance goals for Mr. Simes with no individual performance component, 80 percent upon achievement of corporate performance goals and 20 percent upon achievement of individual performance goals for Mr. Donenberg and 50 percent upon achievement of corporate performance goals and 50 percent upon achievement of individual performance goals for Dr. Snabes.

The tables below sets forth the corporate and individual performance goals for 2011 which were established by the Board of Directors, upon recommendation of the Compensation Committee, in May 2011, the weightings of each such goal for each named executive officer, and the achievement rating and achievement incentive percentage for each such goal based on the actual performance achieved.

Corporate Goals

Goal Category	Factors to Consider in Determining Achievement Rating	Weighting	Achievement Rating	Achievement Incentive Percentage
Clinical	Timing of completion of enrollment in two LibiGel Phase III efficacy trials and LibiGel safety study and timing of top-line results from LibiGel Phase III efficacy trials	40% (Mr. Simes) 25% (Mr. Donenberg) 50% (Dr. Snabes)	4.5	137.5%

Financial	Amount of financing raised during 2011	35% (Mr. Simes) 30% (Mr. Donenberg) 0% (Dr. Snabes)	5	150.0%

Corporate Development	Number of license agreements executed and regulatory status with respect to GVAX cancer vaccines and male testosterone gel	25% (Mr. Simes) 25% (Mr. Donenberg) 0% (Dr. Snabes)	5	150.0%

Individual Performance Goals

Goal Category	Factors to Consider in Determining Achievement Rating	Weighting	Achievement Rating	Achievement Incentive Percentage
Corporate Relations	Number of days on the road for investor meetings and road shows and number of analyst ratings	0% (Mr. Simes) 25% (Mr. Donenberg) 0% (Dr. Snabes)	4	125.0%

LibiGel Clinical Development Program	Timing of database lock for two LibiGel Phase III efficacy trials, management of LibiGel safety study committees, number and quality of LibiGel scientific presentations and number of submissions and publications regarding LibiGel clinical development program	0% (Mr. Simes) 0% (Mr. Donenberg) 50% (Dr. Snabes)	2	50.0%

2011 Payouts.  Since all of the corporate performance goals were achieved above target, and two of the three corporate performance goals were achieved at maximum levels of performance, and since the individual performance goals of the named executive officers also were achieved above target, except for the LibiGel clinical development program individual performance goals for Dr. Snabes, the achievement incentive percentages for Mr. Simes and Mr. Donenberg were well above target and for Dr. Snabes were slightly below target.

However, the Compensation Committee exercised discretion to the payouts and applied a 30 percent reduction to the earned weighted average achievement incentive percentage for all plan participants, including the named executive officers.  Although we believe our two LibiGel Phase III efficacy trials were well executed and completed in a timely fashion, in light of the results of those trials and in the interests of conserving cash, the Compensation Committee believed that a full payout under the terms of the plan was not appropriate.  The 30 percent reduction resulted in weighted average achievement incentive percentages at target for Mr. Simes and Mr. Donenberg and significantly below target for Dr. Snabes.

The table below sets forth the earned weighted average achievement incentive percentage for each named executive officer, the weighted average achievement incentive percentage for each named executive officer after the 30 percent haircut and the actual payout for 2011, both in terms of dollar amount and percentage of annual base salary, for each named executive officer.

Named Executive Officer	Earned Weighted Average Achievement Incentive Percentage	Actual Weighted Average Achievement Incentive Percentage After 30 Percent Reduction	Actual Bonus Payout	Actual Bonus Payout as Percentage of Base Salary
Mr. Simes	145.00%	101.50%	$302,490	60.9%
Mr. Donenberg	141.88%	99.32%	122,357	39.7%
Dr. Snabes	93.75%	65.63%	98,700	26.3%

Since the performance incentive plan payouts for 2011 were at target for Mr. Simes and Mr. Donenberg, their resulting 2011 actual total cash compensation (sum of annual base salary and annual cash incentive award payout) was close to the peer 50th percentile. This is consistent with our philosophy of linking pay to performance in that when performance is at, above or below target, resulting compensation is at, above or below the market, respectively. Actual total cash compensation for 2011 for our named executive officers and its position relative to the peer 50th percentile is reflected in the table below for each named executive officer.

Named Executive Officer	2011 Annual Base Salary	2011 Actual Annual Bonus Award	2011 Actual Total Cash Compensation	2011 Actual Total Cash Compensation Compared to 50th Percentile
Mr. Simes	$496,700	$302,490	$799,190	9% above
Mr. Donenberg	308,000	122,357	430,357	4% below
Dr. Snabes	376,000	98,700	474,700	14% above

Long-Term Equity-Based Incentive Compensation

Although we do not have any detailed stock retention or ownership guidelines, the Board of Directors has adopted Corporate Governance Standards that address ownership of our common stock by our executives and which encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management.  Our Compensation Committee’s primary objectives with respect to long-term equity-based incentives are to align the long-term interests of our executives with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return, promote stock ownership and create significant incentives for retention.  Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy discussed above.

For 2011, equity-based compensation comprised 45.4 percent of the total compensation for our CEO, 38.7 percent and 20.7 percent of the total compensation for our other two named executive officers, assuming grant date fair value for equity awards.

We grant all of our equity-based incentive awards, which are in the form of stock options, to our executives, as well as our other employees and directors, under our stockholder-approved stock incentive plan.  For more information concerning the terms of our stock incentive plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards— BioSante Pharmaceuticals, Inc. Amended and Restated Stock Incentive Plan.”  All equity-based incentive awards granted to our named executive officers during 2011 were made under our stock incentive plan.

An important objective of our long-term incentive compensation is to strengthen the relationship between the long-term value of the price of our common stock and the potential financial gain for employees.  We believe that stock options are an important part of our overall compensation program.  We believe that options effectively incentivize our employees to maximize our company performance, as the value of awards is directly tied to an appreciation in the value of our common stock, and provide an effective retention mechanism as a result of the applicable vesting mechanics of the options.

Stock options provide recipients with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price.  The vesting of our stock options is generally time-based and vest in four as nearly equal as possible annual installments.  Our policy is to grant options with an exercise price equal to 100 percent of the fair market value of our common stock on the grant date.  A stock option becomes valuable for an employee only if the per share price of our common stock increases above the per share exercise price of the option and the holder of the option remains employed during the period required for the option to vest.  This provides an incentive for an option holder to remain employed by us.  In addition, stock options link a portion of an employee’s compensation to the interests of our stockholders by providing an incentive to achieve corporate goals and increase the market price of our common stock over the four-year vesting period. However, unless our stock price increases after the stock option grants are made, they deliver no value to the option holders.

We generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time as a result of our net loss position outweighs our interest in obtaining the federal corporate income tax deduction which would be available if we granted non-statutory stock options.

In determining the number of stock options to grant our executives, the Compensation Committee typically targets long-term incentive values and grants as a percent of company at the peer 50th percentile and a reasonable annual gross burn rate.  For 2011, the Compensation Committee targeted an annual gross burn rate between 2.0 percent and 3.0 percent.  With respect to option grants for our named executive officers for 2011, the Compensation Committee decided to make grants above the peer 50th percentile based on the grant date fair value of those grants since most of the existing options then held by our executives were significantly “out-of-the-money” and the Compensation Committee believed that significant option grants to the executives at that time would have a powerful retention and motivational impact, which the Compensation Committee believed was particularly important at that time in light of the then clinical development status of LibiGel and our other products and technologies.  Despite such decision, the actual gross burn rate for 2011 was 2.1 percent.

The table below describes the stock option grants made to our named executive officers in 2011 and the grant date fair value of such grants.

Named Executive Officer	Number of Options	Grant Date Fair Value
Mr. Simes	650,000	$695,500
Mr. Donenberg	270,000	288,900
Dr. Snabes	120,000	128,400

Despite the fact that both Mr. Donenberg and Dr. Snabes are Senior Vice Presidents, the Compensation Committee believed that Mr. Donenberg deserved a larger stock option grant than Dr. Snabes in light of Mr. Donenberg’s long history with and dedication and loyalty to the company.

Additional information concerning the long-term incentive compensation information for our named executive officers for 2011 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this proxy statement.

Target Total Direct Compensation.  As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the peer 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards in the form of stock option grants.  As discussed above, actual value realized from long-term incentive awards in the form of stock option grants is dependent on our stock price at the time of exercise.  Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized if such long-term incentive results are ever fully realized.  For example, all of the stock options granted to the named executive officers in 2011 were “out-of-the-money” as of December 31, 2011 since the exercise price of such options exceeded the fair market value of our common stock as of such date.  Nonetheless, we believe it is important to continue to review target total direct compensation when granting long-term incentive awards.  The target total direct compensation (including the supporting data) for our named executive officers for 2011 and its position relative to the peer 50th percentile is reflected in the table below for each named executive officer.

Named Executive Officer	2011 Annual Base Salary	2011 Target Annual Bonus Award	2011 Target Long-Term Incentives	2011 Target Total Direct Compensation	2011 Target Total Direct Compensation Compared to 50th Percentile
Mr. Simes	$496,700	$298,020	$695,500	$1,490,220	7% above
Mr. Donenberg	308,000	123,200	288,900	720,100	13% below
Dr. Snabes	376,000	150,400	128,400	654,800	17% above

All Other Compensation

Perquisites and Other Benefits.  It is generally our policy not to extend perquisites and other benefits to our executive officers that generally are not available to all of our employees.  The only perquisites that we provide to our executives are those that are required under the terms of their employment letter and offer letter agreements.  Each of our executives receives a monthly auto allowance.  In addition, Mr. Simes and Mr. Donenberg receive reimbursement for supplemental life insurance and excess long-term disability insurance premiums and taxes associated with the premiums.  We are required to provide these benefits to our executives under their employment letter and offer letter agreements.  We believe the cost of providing such benefits is not material.  Our executives also receive benefits, which are received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain minimal health club costs ($50/month) to encourage physical activity and good health.  We do not provide supplemental retirement benefits, pension arrangements or post-retirement health coverage for our employees, including our executives.  We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Change in Control Arrangements.  To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our stock incentive plan, written employment and other agreements with our executives and other key employees and officer and broad-based plans and policies, to incentivize our executives and other employees to remain with our company in the event of a change in control or potential change in control.  Pursuant to the terms of our stock incentive plan and the individual agreements provided to recipients of awards under that plan, all stock options under the plan become immediately vested and exercisable upon the completion of a change in control of our company.  Thus, the immediate vesting of stock options is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement.  We believe our “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that the Board of Directors believes is in the best interests of our stockholders rather than seeking new employment opportunities.  If an executive were to leave prior to the completion of the change in control, non-vested options held by the executive would terminate.  These arrangements have not changed since 2008.

In addition, we have entered into employment and other agreements with our named executive officers and other officers and have adopted an officer severance policy that require us to provide our executives certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control. These change in control protections were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and to provide continuity of management in connection with a threatened or actual change in control transaction.

These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.”  Other than the immediate acceleration of equity-based awards which we believe aligns our executives’ interests with those of our stockholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for our named executive officers to receive any other payments or benefits as a result of a change in control of our company, there must be a termination of the executive’s employment, in most cases, either by us without cause or by the executive for good reason.  The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise.  Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.  Unlike the change in control arrangements for our other executive and other officers and employees, the employment agreements for Mr. Simes and Mr. Donenberg contain a limited “modified single trigger” provision, which gives these two executives the right to terminate their employment for any reason during the 13th month after the completion of a change in control and receive their severance benefits.  These employment agreements were put in place in connection the hiring of these executives in 1998 and have not been amended since July 2008.  The Compensation Committee believes that such provisions are appropriate for Mr. Simes and Mr. Donenberg in light of their history with the company and long-standing dedication and service to the company.

We believe that our change in control arrangements are an important part of our executive compensation program.  We believe that these arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired.  These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control of our company, to be less risky absent these arrangements.  We believe that relative to our overall value, our potential change in control benefits are relatively minor.  We confirm this belief on an annual basis by reviewing the change in control and severance benefits potentially payable to each executive.  We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities.  Therefore, we believe we must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements.  Each of our named executive officers and other officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement, or in the case of Dr. Snabes, our recently adopted officer severance policy since the severance policy provides for greater severance benefits than Dr. Snabes was entitled to receive under his written agreement. Similar to our change in control arrangements, our other severance arrangements were initially offered to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives. For more information on our employment agreements and severance arrangements with our named executive officers, see the discussions below under the headings “—Summary of Cash and Other Compensation”  and “—Potential Payments Upon a Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this proxy statement with our management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

This report is dated as of March 21, 2012.

Compensation Committee

Louis W. Sullivan, M.D., Chair

Ross Mangano

Edward C. Rosenow, III, M.D.

Stephen A. Sherwin, M.D.

Summary of Cash and Other Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our principal financial officer during the years ended December 31, 2011, 2010 and 2009 and our only other executive officer during the year ended December 31, 2011 and 2010.  We did not have any other executive officers as of December 31, 2011.  We refer to the three individuals named in the table below as our “named executive officers” or our “executives” in this proxy statement.

SUMMARY COMPENSATION TABLE - 2011

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Non- Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Stephen M. Simes	2011	$496,700	$0	$695,500	$302,490	$38,739	$1,533,429
Vice Chairman, President and	2010	486,231	270,900	156,000	0	36,248	949,379
Chief Executive Officer	2009	417,640	275,000	300,000	0	37,162	1,038,802

Phillip B. Donenberg	2011	308,000	0	288,900	122,357	27,368	746,625
Senior Vice President of Finance,	2010	285,552	112,000	104,000	0	28,663	530,215
Chief Financial Officer and Secretary	2009	232,140	175,000	128,750	0	21,50	557,397

Michael C. Snabes, M.D., Ph.D.(6)	2011	376,000	0	128,400	98,700	18,200	621,300
Senior Vice President of Medical Affairs	2010	374,487	109,500	26,000	0	18,200	528,187

(1)          2010 amounts include $34,731, $19,885 and $26,154 paid to Mr. Simes, Mr. Donenberg and Dr. Snabes, respectively, for unused accrued vacation time.  We refer you to the information under the heading “— Payout of Certain Accrued Vacation Balances” for more information regarding these payments.

(2)          Represents discretionary performance cash bonuses earned in year as indicated, but in the case of some years, paid during the following year prior to the establishment of the BioSante Pharmaceuticals, Inc. Performance Incentive Plan.  For fiscal 2011, annual bonuses are reflected in the “Non-Equity Incentive Plan Compensation” column.

(3)          Amounts reported in the “Option Awards” column represent the aggregate grant date fair value for option awards granted to each named executive officer during each of the years presented, as computed in accordance with FASB ASC Topic 718.  The grant date fair value is determined based on our Black-Scholes option pricing model.  The following table sets forth the specific assumptions used in the valuation of each such option award:

Grant Date	Grant Date Fair Value Per Share	Risk Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
01/03/11	$1.07	2.38%	6.25 years	69.55%	0%
02/02/10	1.04	2.37%	6 years	76.87%	0%
02/02/09	1.03	2.76%	6 years	76.83%	0%

(4)          Represents amounts paid under the BioSante Pharmaceuticals, Inc. Performance Incentive Plan.  The amount reflected for 2011 reflects the annual cash incentive bonus earned for that year but paid during the following year.  We refer you to the information under the heading “— Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Performance Incentive Plan” and “—Compensation Discussion and Analysis—Executive Compensation Components—Short-Term Cash Incentive Compensation” for more information.

(5)          The amounts shown in the “All Other Compensation” column for 2011 include the following with respect to each named executive officer:

Name	401(k) Match(a)	Insurance Premiums(b)	Tax Gross-Up(c)	Auto Allowance
Stephen M. Simes	$11,000	$10,961	$4,778	$12,000
Phillip B. Donenberg	11,000	7,101	2,067	7,200
Michael C. Snabes, M.D., Ph.D.	11,000	0	0	7,200

(a)          Based on 50 percent of the amount the named executive officer voluntarily contributed to the plan.

(b)         Includes reimbursement for premiums paid by the named executive officer for long-term disability insurance and for supplemental term life insurance.

(c)          Based on the named executive officer’s tax rate at the time the premium was paid.

(6)          Dr. Snabes was promoted to an executive officer in August 2010 and was not a named executive officer in 2009; and therefore, information on his compensation for 2009 is not included.

Simes Employment Letter Agreement.  In January 1998, we entered into an employment letter agreement with Stephen M. Simes.  We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions.  We have not amended the agreement since July 2008.  The current term of the agreement continues until December 31, 2013.  On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions.  Under the agreement, Mr. Simes is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index.  Mr. Simes is entitled to receive an annual discretionary performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors.  Mr. Simes also is entitled to a monthly stipend of $1,000 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and four weeks paid vacation each year.  If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”  Under the agreement, Mr. Simes is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Donenberg Employment Letter Agreement.  In June 1998, we entered into an employment letter agreement with Phillip B. Donenberg.  We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions.  We have not amended the agreement since July 2008.  The term of the agreement continues until either party gives 30 days written notice to the other of the termination of the agreement.  Under the agreement, Mr. Donenberg is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index.  Mr. Donenberg is entitled to receive an annual discretionary performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors.  Mr. Donenberg also is entitled to a monthly stipend of $600 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and four weeks paid vacation each year.  If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in

Control.”  Under the agreement, Mr. Donenberg is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Snabes Offer Letter and Change of Control and Severance Agreement.  In April 2008, we entered into an offer letter agreement with Michael C. Snabes, M.D., Ph.D.  Dr. Snabes is employed at-will and is not guaranteed employment for any specified duration.  The offer letter does not contain any commitments regarding future salary increases or benefits, except for the timing of payments and a general description of benefits.  Dr. Snabes is entitled to receive an annual discretionary performance bonus of up to 30 percent of his then base salary, the amount and terms of which will be determined in the discretion of the Board of Directors.  Dr. Snabes also is entitled to a monthly stipend of $600 for automobile use, reimbursement for reasonable monthly cell phone charges and 15 days paid vacation each year.  Although we entered into a separate change of control and severance agreement with Dr. Snabes, if Dr. Snabes is terminated without cause or upon a change in control, he will be entitled to certain payments and benefits under the BioSante Pharmaceuticals, Inc. Officer Severance Policy since the severance policy provides for greater severance benefits than Dr. Snabes is currently entitled to receive under his current agreement with BioSante.  The officer severance policy is described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”  Dr. Snabes is subject to customary assignment of inventions, confidentiality and non-competition obligations.

Payout of Certain Accrued Vacation Balances.  The “Salary” column for 2010 includes $34,731, $19,885 and $26,154 paid to Mr. Simes, Mr. Donenberg and Dr. Snabes, respectively, for unused accrued vacation time.  In February 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved a one-time cash payment of certain accrued vacation balances and a corresponding change to our vacation policy that limited the number of vacation days any employee could accrue and carry over from one year to the next year.  Under the terms of the payout, each of our employees, including our executives, was paid cash for the number of the employee’s accrued vacation balance days as of December 31, 2009 that exceed the equivalent of one year’s vacation for such employee (if any) multiplied by the employee’s daily base rate of pay at the time of such payment.  No employee, however, received payment for more than one year’s vacation and each employee’s accrued vacation balance was then reduced by the number of days paid out.  The purpose of the accrued vacation payout was to reduce the amount of accrued vacation balances on our balance sheet and soften the impact of the change to our vacation policy limiting the number of vacation days any employee could accrue and carry over from one year to the next year.

401(k) Savings Plan.  We maintain a 401(k) Savings Plan under which all participant employees, including executive officers, may voluntarily contribute up to 100% of their plan compensation (subject to certain IRS limits) as pre-tax 401(k) deferrals.  We may make discretionary matching contributions to this plan and in 2010 we made matching contributions equal to 50% of each participants 401(k) deferrals.

Perquisites and Personal Benefits.  It is generally our policy not to extend perquisites and other benefits to our executive officers that generally are not available to our employees.  The only perquisites that we provide to our executives are those that are required under the terms of their employment letter and offer letter agreements.  Each of our executives receives a monthly auto allowance.  In addition, Mr. Simes and Mr. Donenberg receive reimbursement for supplemental life insurance and excess long-term disability insurance premiums and taxes associated with the premiums.  We are required to provide these benefits to our executives under their employment letter and offer letter agreements.  We believe the cost of providing such benefits is not material.  Our executives also receive benefits, which are received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain minimal health club costs ($50/month) to encourage physical activity and good health.  We do not provide supplemental retirement benefits, pension arrangements or post-retirement health coverage for our employees, including our executives.  We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Indemnification Agreements.  We have entered into agreements with all of our named executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers.  We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2011.  The option awards were granted to our named executive officers under the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan and the non-equity incentive plan awards were granted under the BioSante Pharmaceuticals, Inc. Performance Incentive Plan .  The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below.  During the year ended December 31, 2011, we did not grant any equity incentive plan awards or stock awards, in each case, within the meaning of the SEC rules.

GRANTS OF PLAN-BASED AWARDS - 2011

		Board	Estimated future payouts under non- equity incentive plan awards(2)			All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value stock and option
Name	Grant date	approval date(1)	Threshold ($)	Target ($)	Maximum ($)	options(6) (#)	awards ($/Sh)	awards(6) ($)
Stephen M. Simes
Performance incentive plan award	01/25/12	05/26/11	$149,010	$298,020	$447,030
Stock option	01/03/11	01/03/11				650,000	$1.66	$695,000
Phillip B. Donenberg
Performance incentive plan award	01/25/12	05/26/11	61,600	123,200	184,800
Stock option	01/03/11	01/03/11				270,000	1.66	288,900
Michael C. Snabes, M.D., Ph.D.
Performance incentive plan award	01/25/12	05/26/11	75,200	150,400	225,600
Stock option	01/03/11	01/03/11				120,000	1.66	128,400

(1)         The grant date with respect to the non-equity incentive awards is January 1, 2011, the first day of the performance period.  The grant date with respect to the option awards is the date on which the Board of Directors met to approve the option grant.

(2)         Represents amounts payable under the BioSante Pharmaceuticals, Inc. Performance Incentive Plan for 2011, which was approved by our Board of Directors in May 2011.  The actual amounts paid under the BioSante Pharmaceuticals, Inc. Performance Incentive Plan are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.

(3)         Represents an option granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan, the material terms of which are described in more detail below under the heading “—BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.”  The option has a ten-year term and vests over a four-year period, with one-fourth of the underlying shares vesting on each of January 3, 2012, January 3, 2013, January 3, 2014 and January 3, 2015, so long as the individual remains an employee of our company as of such date.

(4)         We refer you to note (3) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

BioSante Pharmaceuticals, Inc. Performance Incentive Plan. Under the terms of the BioSante Pharmaceuticals, Inc. Performance Incentive Plan each participant, including our executive officers, is eligible to earn a bonus based primarily on the achievement of corporate and individual performance goals that may be achieved over a period of time.  The plan is designed to reward eligible employees for achieving certain pre-established corporate and individual performance goals and to align closely their accomplishments with the interests of our stockholders.  Each participant has an annual incentive target bonus under the plan, expressed as a percentage of his or her annual base salary.  Each participant’s target bonus percentage is based on the individual’s position and level of responsibility within the company.  The target bonus percentages, expressed as a percentage of annual base salary, for our named executive officers were as follows for 2011:  Mr. Simes (60%); Mr. Donenberg (40%) and Dr. Snabes (40%).  Each participant’s annual bonus payment under the plan is determined by multiplying the participant’s target bonus amount (the participant’s target bonus percentage times his or her annual base salary) by a payout percentage equal to between 0% and 150% and determined based primarily on the achievement of corporate and, in some cases, individual performance goals. The corporate and individual performance goals under the plan for 2011 related primarily to certain clinical, financial and corporate development objectives.  For more detail regarding the plan, we refer you to “—Compensation Discussion and Analysis—Executive Compensation Components—Short-Term Cash Incentive Compensation.”

BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.  Under the terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity-based incentive awards, such as stock options.  Although the 2008 plan is an “omnibus” plan that permits the grant of equity-based incentive awards besides stock options, such as restricted stock, restricted stock units, stock appreciation rights, performance units and stock bonuses, to date, only incentive and non-statutory stock options have been granted.

The 2008 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.  Under the terms of the 2008 plan, no more than 6,000,000 shares of our common stock may be issued pursuant to the plan or the exercise of incentive options and no more than 1,500,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses, in each case subject to adjustment and certain exceptions.  In addition, shares subject to outstanding awards granted under our 1998 plan also become available under the 2008 plan, but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares.  In March 2012, the Board of Directors, upon recommendation of the Compensation Committee, approved a new amended and restated 2008 plan that, among other things, increases the number of shares of our common stock available for issuance under the plan to 11,000,000, subject to adjustment and approval by our stockholders at the Annual Meeting.  See “Proposal No. 2 —Approval of BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan.”

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant.  For purposes of the 2008 plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by The NASDAQ

Stock Market.  We set the per share exercise price of all stock options granted under the plan at an amount equal to the closing sale price of our common stock on the date of grant.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the 2008 plan, unless otherwise provided by the Compensation Committee or the Board of Directors in its sole discretion either in the agreement evidencing an incentive award at the time of grant or at any time after the grant of an incentive award, all options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option have been granted remains in the employ or service of BioSante or any subsidiary.

For more detail regarding the 2008 plan, we refer you to “Proposal No. 2 —Approval of the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan.”

Other Information Regarding Plan-Based Awards.  Under a provision contained in Mr. Simes’s and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”  Dr. Snabes does not have a similar provision in his offer letter agreement or change in control and severance agreement.

Outstanding Equity Awards at Fiscal Year End

The table below provides information regarding unexercised stock option awards for each of our named executive officers that remained outstanding at December 31, 2011.  We did not have any equity incentive plan awards or stock awards, each within the meaning of the SEC rules, outstanding at December 31, 2011.  As mentioned earlier, additional options were granted to our named executive officers in January 2012 which are not reflected in the table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Stephen M. Simes	108,507	0		$3.40	09/26/2012
	126,667	0		2.10	05/29/2013
	250,000	0		2.775	01/11/2017
	100,000	0		3.995	01/14/2018
	200,000	100,000	(2)	1.51	02/01/2019
	50,000	100,000	(3)	1.54	02/01/2020
	0	650,000	(4)	1.66	01/02/2021
Phillip B. Donenberg	37,564	0		3.40	09/26/2012
	79,166	0		2.10	05/29/2013
	25,000	0		3.715	07/18/2015
	25,000	0		3.715	07/18/2015
	62,500	0		3.87	03/15/2016
	50,000	0		2.775	01/11/2017
	60,000	0		3.995	01/14/2018
	83,333	41,667	(2)	1.51	02/01/2019
	33,333	66,667	(3)	1.54	02/01/2020
	0	270,000	(4)	1.66	01/02/2021
Michael C. Snabes, M.D., Ph.D.	50,000	0		4.43	03/19/2017
	100,000	0		4.09	04/13/2018
	33,333	16,667	(2)	1.51	02/01/2019
	8,333	16,667	(3)	1.54	02/01/2020
	0	120,000	(4)	1.66	01/02/2021

(1)         Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control.  For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.”  Under a provision contained in Mr. Simes’s and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)         This option vests over a three-year period, one-third of the underlying shares vesting on each of February 2, 2010, February 2, 2011 and February 2, 2012, so long as the executive remains an employee or consultant of our company as of such date.

(3)         This option vests over a three-year period, one-third of the underlying shares vesting on each of February 2, 2011, February 2, 2012 and February 2, 2013, so long as the executive remains an employee or consultant of our company as of such date.

(4)         This option vests over a four-year period, one-fourth of the underlying shares vesting on each of January 3, 2012, January 3, 2013, January 3, 2014 and January 3, 2015, so long as the executive remains an employee or consultant of our company as of such date

Options Exercised and Stock Vested During Fiscal Year

None of our named executive officers exercised any stock options during the year ended December 31, 2011.  We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2011.

Potential Payments Upon Termination or Change in Control

General.  We have entered into agreements with Mr. Simes, Mr. Donenberg and Dr. Snabes and we maintain the BioSante Pharmaceuticals, Inc. Officer Severance Policy, which may require us to provide certain payments to these executives upon a termination of their employment or change in control of our company.  Whether an executive receives a payment and the amount of such payment, if applicable, depends upon the triggering event.  For more information regarding the individual agreements, we refer you the discussion under the headings “—Summary of Cash and Other Compensation—Simes Employment Letter Agreement,” “—Summary of Cash and Other Compensation—Donenberg Employment Letter Agreement” and “—Summary of Cash and Other Compensation—Snabes Offer Letter and Change of Control and Severance Agreement.”  In addition, our equity-based compensation plans also provide benefits as a result of a change in control of our company.

Termination by BioSante for Cause.  If the employment of any of our executives is terminated by us for “cause,” the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of his termination and any amounts the executive would be entitled to under any company benefit plan.  For purposes of Mr. Simes’s and Mr. Donenberg’s agreements, “cause” means any of the following: (1) dishonesty or fraud; (2) theft or embezzlement of our assets; (3) a violation of law involving moral turpitude; (4) repeated and willful failure to follow instructions of the Board of Directors provided that the conduct has not ceased or the offense cured within 30 days following written warning from us; and (5) conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the company or which impairs the executive’s ability to substantially perform his duties for the company.  For purposes of Dr. Snabes’s agreement and the officer severance policy, “cause” means any of the following: (1) dishonesty or fraud; (2) theft or embezzlement of our assets; (3) any unlawful or criminal activity of a serious nature; (4) breach of any terms of his employee confidentiality and assignment of inventions agreement; (5) failure to carry out the duties of his position in a competent manner; and (6) failure to comply with our policies and procedures.  The agreements also provide that the executive must abide by certain non-competition provisions for one year after termination for cause.  Under the terms of our equity-based compensation plans, if an executive’s employment is terminated by us for “cause,” the executive’s outstanding stock options will immediately terminate and may not then be exercisable.

Termination by BioSante Without Cause.  Under the terms of each of Mr. Simes’s and Mr. Donenberg’s employment letter agreements, if Mr. Simes’s or Mr. Donenberg’s employment is terminated by us without cause or if in the case of Mr. Simes, we give notice of our intent not to renew his employment agreement, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination.  Additionally, the executives would be entitled to receive:

•                  a severance payment, which would be paid in one lump sum in the case of Mr. Simes, and in 12 equal monthly installments in the case of Mr. Donenberg, equal to, in the case of Mr. Simes, the sum of his annual base salary, most recent annual bonus and annual car allowance, and in the case of Mr. Donenberg, his annual base salary at the time of termination;

•                  continued term life and disability insurance at our expense, which, in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive obtains full-time employment;

•                  continued participation by the executive and his family at our expense in our group health and dental insurance programs, which in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive becomes eligible to participate in another employer’s corresponding group insurance plans;

•                  in the case of Mr. Simes, provision of outplacement services up to a maximum amount of $30,000 and use of an office and reasonable secretarial support for one year, unless Mr. Simes becomes otherwise employed within such period; and

•                  payment for all unused vacation days accrued to the date of termination.

In addition, in the event we terminate Mr. Simes’s or Mr. Donenberg’s employment without cause, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive will have one year from the date following his termination of employment to exercise such options.

If Dr. Snabes’s employment is terminated by us without cause, Dr. Snabes would be entitled to be paid his annual base salary, car allowance, any out-of-pocket expenses incurred through the date of termination and payment for all unused vacation days accrued to the date of termination.  In addition, Dr. Snabes would receive 9 months of his annual base salary at the time of termination paid in accordance with our normal payroll practices and eligibility for continuation coverage under our medical, dental and other group health plans for 9 months following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by Dr. Snabes immediately prior to his termination date to obtain such coverage.  Under the terms of our equity-based compensation plans, Dr. Snabes would have three months to exercise any options outstanding and vested at the time of termination.

Termination by Executive for Good Reason.  Under the terms of each of Mr. Simes’s and Mr. Donenberg’s employment letter agreements, Mr. Simes or Mr. Donenberg may terminate his agreement upon 30 days written notice to us for “good reason.”  For purposes of the agreements, “good reason” means (1) assignment of duties inconsistent with his position or a change in responsibilities, title or office; (2) the failure of us to continue, or the taking of action by us that could adversely affect, benefits plans in which the executive is participating (with some exceptions); (3) reduction of salary or car allowance or failure to increase salary as provided in the agreement; and (4) any other breach by us of the agreement.  If Mr. Simes or Mr. Donenberg terminates his agreement for good reason other than in connection with a change in control, then we must provide him the payments and benefits described above under “—Termination by BioSante Without Cause.”  Under the terms of our equity-based compensation plans, all outstanding stock options then held by the executive at such time will remain exercisable to the extent then exercisable for a period of three months.  Dr. Snabes does not have the ability under his agreement to terminate his employment for good reason and receive severance benefits except as described below under “—Change in Control.”

Termination in the Event of Death or Permanent Disability.  Each of Mr. Simes’s and Mr. Donenberg’s employment letter agreements terminate in the event of the executive’s death or permanent disability.  In the event of death, the executive’s base salary and car allowance will be terminated as of the end of the month in which the executive’s death occurs.  Upon an executive’s “disability,” we can terminate the executive’s employment upon 30 days written notice.  For purposes of the agreements, “disability” means an inability, due to illness, accident or any other physical or mental incapacity, to substantially perform the executive’s duties for a period of four consecutive months or for a total of six months in any 12 month period.  Upon termination of an executive’s employment due to disability, the executive will be entitled to receive compensation until the later of (1) the date of termination of employment for disability or (2) the date upon which the executive begins to receive long-term disability insurance benefits.  In addition, in the event the executive’s employment is terminated as a result of the executive’s death or permanent disability, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive or his estate will have one year from the date of termination of employment to exercise such options.

In the event of the termination of Dr. Snabes’s employment as a result of his death or disability, Dr. Snabes (or his estate or heirs) would be entitled to be paid his annual base salary, car allowance, any out-of-pocket expenses incurred through the date of termination and payment for all unused vacation days accrued to the date of termination.  Under the terms of our equity-based compensation plans, Dr. Snabes (or his estate or heirs) would have one year to exercise any options outstanding and vested at the time of termination.

Change in Control.  Each of Mr. Simes, Mr. Donenberg and Dr. Snabes has received stock options under the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan, which remain unvested.  Under the terms of such plan, such stock options become fully exercisable following a “change in control” of our company, which is defined under the plan as:

•                  the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

•                  the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;

•                  certain merger or business combination transactions;

•                  more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; or

•                  certain changes in the composition of the Board of Directors.

In order for our executives to receive any other payments or benefits as a result of a change in control of our company, there must be a termination event, such as a termination by us for any reason other than for cause or a termination by the executive for good reason.  For Mr. Simes and Mr. Donenberg, such termination event must occur either within the period beginning on the date of the change in control and ending on the last day of the first full calendar month following the second year anniversary date of the change in control or prior to the change in control if the termination of employment was either a condition of the change in control or was at the request or insistence of a person related to the change in control.  Dr. Snabes has the ability to terminate his employment for good reason if such termination occurs on the date of a change in control and ending on the 12 month anniversary of the date of the change in control.  For purposes of the change in control provisions for Mr. Simes and Mr. Donenberg, the definition of “good reason” is broader than outside the context of change in control and includes:  (1) our failure to obtain from any successor the assent to assume the employment letter agreements; (2) any purported termination by us of the executive’s employment that is not properly effected; (3) a requirement that the executive be based at any office or location that is more than 30 miles further from the office or location thereof immediately preceding the change in control; and (4) any termination by the executive of his employment for any reason during the 13th month after the completion of the change in control.  For Dr. Snabes, the definition of “good reason” includes:  (1) a material diminution in the his authority, duties or responsibilities; (2) a material diminution in his base compensation; (3) a material diminution in the authority, duties or responsibilities of the supervisor to whom he reports; (4) a material change in the geographic location at which we require him  to be based as compared to the location where he was previously based; and (5) any other action or inaction that constitutes a material breach by us under his agreement.

If such a termination event occurs, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination.  Additionally, the executive would be entitled to receive:

•                  a severance payment, which would be paid in one lump sum equal to, in the case of Mr. Simes, the sum of: (1) two times his annual base salary, plus (2) his most recent annual bonus, plus (3) his maximum annual bonus (100 percent of base salary) for the year in which the change in control occurs, in the case of Mr. Donenberg, the sum of: (1) 1½ times his annual base salary, plus (2) his maximum annual bonus (100 percent of base salary) for the year in which the change in control occurs, and in the case of Dr. Snabes, the sum of: (1) one times his annual base salary, plus (2) 100 percent of his target annual incentive bonus for the year in which the change in control occurs.

•                  in the case of Mr. Simes and Mr. Donenberg, substantially the same health, dental, life and disability insurance benefits the executive received prior to his termination for a period of up to 24 months for Mr. Simes, 18 months for Mr. Donenberg and in the case of Dr. Snabes, 12 months following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by Dr. Snabes immediately prior to his termination date to obtain such coverage;

•                  provision of outplacement services up to a maximum amount of $30,000 in the case of Mr. Simes and Mr. Donenberg and $15,000 in the case of Dr. Snabes;

•                  reimbursement for out-of-pocket expenses incurred by the executive on behalf of our company; and

•                  payment for all unused vacation days accrued to the date of termination.

If any payments to an executive under the agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, and therefore would constitute a “parachute payment” under the Internal Revenue Code, then such payments either would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or would require the executive to pay any additional 20 percent excise tax on the amount of any parachute payment received, whichever is more beneficial to the executive.

Potential Payments to Named Executive Officers.  The table below describes the potential payments to each of our executives in the event of a termination of his employment on December 31, 2011 or a change in control of our company on December 31, 2011.  The table below does not include any accrued and unpaid base salary to which the executives also would be entitled.

Name	Executive Benefits and Payments	Termination For Cause	Termination Upon Death or Disability	Termination Without Cause or for Good Reason	Change in Control - No Termination Event	Change in Control - With Termination Event
Stephen M. Simes	Severance Payment	$0	$0	$811,190	$0	$1,792,590
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	1,101	0	2,202
	Group Health and Dental Plan Benefits(4)	0	0	26,107	0	52,214
	Accrued but Unpaid Vacation	159,517	159,517	159,517	0	159,517
	Outplacement Services	0	0	30,000	0	30,000
	Office Space and Administrative Services(5)	0	0	36,000	0	0
	Total:	$159,517	$159,517	$1,063,915	$0	$2,036,523

Phillip B. Donenberg	Severance Payment	$0	$0	$308,000	$0	$770,000
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	1,101	0	1,652
	Group Health and Dental Plan Benefits(4)	0	0	26,107	0	39,161
	Accrued but Unpaid Vacation	27,246	27,246	27,246	0	27,246
	Outplacement Services	0	0	0	0	30,000
	Total:	$27,246	$27,246	$362,454	$0	$868,059

Michael C. Snabes, M.D., Ph.D.	Severance Payment	$0	$0	$282,000	$0	$526,400
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Group Health and Dental Plan Benefits(4)	0	0	19,580	0	26,107
	Accrued but Unpaid Vacation	0	0	0	0	36,154
	Outplacement Services	0	0	0	0	15,000
	Total:	$0	$0	$301,580	$0	$603,661

(1)         The value of the automatic acceleration of the vesting of unvested stock options held by an executive is based on the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2011, which is based on the closing sale price of our common stock on December 30, 2011 ($0.5021), and (b) the exercise price of the options, which range from $1.51 to $4.43 per share.

(2)         In January 2012, we granted options to purchase 800,000, 285,000 and 165,000 shares of our common stock to Mr. Simes, Mr. Donenberg and Dr. Snabes, respectively, at an exercise price of $0.6844 per share, which options vest in four equal annual installments on the first, second, third and fourth year anniversary of the date of grant.  The value of the automatic acceleration of the vesting of these stock options is not included in the above table.

(3)         The value of the term life and disability insurance is based on our current group plans and any applicable supplemental insurance provided to such executives at the 2011 rates actually paid.

(4)         The value of the group health plan benefits is based on premium rates in effect in December 2011.

(5)         The value of office space and administration services is based on current market information for the Chicago, Illinois area received from a third party.

Required Resignations and Releases; Confidentiality and Other Provisions.  Mr. Simes and Mr. Donenberg have agreed upon any termination of their employment to resign from any and all director, officer, trustee, agent and any other positions with our company or our affiliates, such as our employee benefit plans.  Dr. Snabes must sign a separation agreement and release prior to receiving any change in control or severance benefits.  In addition, certain terms of their agreements will survive any termination of their employment, including the assignment of inventions and confidentiality provisions and in the event of certain terminations, portions of the non-competition provisions.  Finally, any payments made to the executives as a result of a “separation of service” under the non-qualified deferred compensation rules of Section 409A under the Internal Revenue Code will be suspended for six months, if necessary.

Risk Assessment of Compensation Policies, Practices and Programs

At the end of 2011, the Compensation Committee, together with assistance from its independent compensation consultant, Radford, performed an assessment of our compensation policies, practices and programs for all of our employees, focusing in particular on incentive compensation, to determine whether the risks arising from these policies, practices and programs are reasonably likely to have a material adverse effect on our company. In connection with such assessment, the Compensation Committee, together with the assistance of Radford, reviewed and analyzed each of our material compensation policies, practices and programs, and considered various risk control features, including without limitation key design features of our performance incentive plan, including use of appropriate incentive maximums or caps (which are 150 percent of the target award); the mix of corporate and individual performance measures and goals; the mix between fixed and variable compensation and annual versus long-term performance; stock ownership by executives and non-employee directors; “clawback” provisions; and the our compensation governance structure.  Based on such assessment, the Compensation Committee concluded that our policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on our company.

As part of our assessment, we noted in particular the following:

•                                          annual base salaries for all employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•                                          while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help achieve corporate and individual performance goals and increase the price of our common stock, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•                                          our performance-based compensation has appropriate maximums;

•                                          a significant portion of performance-based compensation of our employees is in the form of stock options which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing our employees on our company’s long-term interests; and

•                                          performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance goals that we believe are drivers of long-term success for our company and stockholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices and programs to ensure that they continue to align the interest of our employees, including in particular our executives, with those of our long-term stockholders while avoiding unnecessary or excessive risk.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, indemnification and other agreements we have entered into with our current and former directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

The Board of Directors has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions.  If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, the Board of Directors or another committee of the Board of Directors, may approve or ratify it.  No member of the Board of Directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our finance department of the facts and circumstances of the proposed transaction, including:

•                  the related party’s relationship to us and his or her interest in the transaction;

•                  the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•                  the purpose and benefits of the proposed related party transaction with respect to us;

•                  if applicable, the availability of other sources of comparable products or services; and

•                  an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If our finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction will be submitted to the Audit and Finance Committee for its prior review and approval or ratification.  In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:

•                  the purpose of the transaction;

•                  the benefits of the transaction to us;

•                  the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•                  the availability of other sources for comparable products or services;

•                  the terms of the transaction; and

•                  the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee.

We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party.  These reports allow us to identify any related party transactions that were not previously approved or ratified.  In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval.  Under our policy, certain related party transactions as defined under our policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.

AUDIT-RELATED MATTERS

Audit and Finance Committee Report

This report is furnished by the Audit and Finance Committee of the Board of Directors with respect to our financial statements for the year ended December 31, 2011.

One of the purposes of the Audit and Finance Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements.  Our management is responsible for the preparation and presentation of complete and accurate financial statements.  Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit and Finance Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2011 with our management.  Management represented to the Audit and Finance Committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The Audit and Finance Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as in effect during the year ended December 31, 2011.  The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for our year ended December 31, 2011.  The Audit and Finance Committee has discussed with Deloitte & Touche LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit and Finance Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee described above and in the Audit and Finance Committee’s charter, the Audit and Finance Committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2011 be included in our annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report is dated as of March 13, 2012.

Audit and Finance Committee

Fred Holubow, Chair

Ross Mangano

Louis W. Sullivan, M.D.

Audit, Audit-Related, Tax and Other Fees

The table below presents fees billed to us for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2011 and December 31, 2010.

	Aggregate Amount Billed by Deloitte & Touche LLP
	2011	2010
Audit Fees(1)	$275,000	$212,000
Audit-Related Fees	0	0
Tax Fees(2)	0	84,265
All Other Fees	0	0

(1)        These fees consisted of the audit of our annual financial statements, including the attestation of our internal control over financial reporting, reviews of financial statements included in our quarterly reports on Form 10-Q and services provided in connection with our statutory and regulatory filings, including the review of registration statements and the issuance of consents.

(3)         For 2010 these fees included tax advisory services regarding the Therapeutic Project Discovery Credit under the Internal Revenue Code Section 48D and related to the preparation of Cell Genesys’s final tax returns.  The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining Deloitte and Touche LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures

The Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Deloitte & Touche LLP to our company, are pre-approved by the Audit and Finance Committee.  All services rendered by Deloitte & Touche LLP to our company during 2011 were permissible under applicable laws and regulations, and all such services provided by Deloitte & Touche LLP to our company, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002.

OTHER MATTERS

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders must be received by us on or before December 12, 2012, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at our next annual meeting of stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 10, 2013 nor earlier than December 11, 2012.  The proposal must contain specific information required by our Restated Bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov.  If a proposal is not timely and properly made in accordance with the procedures set forth in our Restated Bylaws, it will be defective and may not be brought before the meeting.  If the proposal nonetheless is brought before the meeting and the Chair of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations for 2013 Annual Meeting

In accordance with procedures set forth in our Restated Bylaws, our stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary.  To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices on or before January 7, 2013 but not earlier than December 8, 2012; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever first occurs.

The notice must set forth, among other things:

•                  the nominee’s name, age, business address and residence address;

•                  the nominee’s principal occupation or employment;

•                  the class and number of shares of our capital stock which are beneficially owned by the nominee; and

•                  any other information concerning the nominee required under the rules of the SEC in a proxy statement soliciting proxies for the election of directors.

Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Copies of 2011 Annual Report

We have sent or made available electronically to each of our stockholders a copy of our annual report on Form 10-K (without exhibits) for the year ended December 31, 2011.  The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov.  We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits.  This request should be sent to: BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069, Attn:  Stockholder Information.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household.  We will deliver promptly a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone:  (847) 478-0500 ext. 120.  Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Proxy Solicitation Costs

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or other electronic means.  Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock and class C special stock.  We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

We have retained Phoenix Advisory Partners, a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting for a fee of $7,000 plus reasonable out-of-pocket expenses.

Other Business

Our management does not intend to present other items of business and knows of no other items of business that likely are to be brought before the Annual Meeting, except those described in this proxy statement.  However, if any other matters properly should come before the Annual Meeting, the persons named in the proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card.

By Order of the Board of Directors,

/s/ Stephen M. Simes

Stephen M. Simes
Vice Chairman, President and
Chief Executive Officer

April 9, 2012
Lincolnshire, Illinois

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF BIOSANTE PHARMACEUTICALS, INC.

BioSante Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST:  The Board of Directors of the Corporation (the “Board of Directors”), at a meeting held on March 21, 2012, duly adopted resolutions setting forth proposed amendments of the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and proposing that said amendments be submitted to the stockholders of the Corporation for their consideration and approval.  The resolutions setting forth the proposed amendments are substantially as follows:

RESOLVED, that the Board of Directors declares that it is advisable to amend Article IV of the Restated Certificate of Incorporation of the Corporation as follows:

Amend Article IV by adding the following at the end of the second paragraph of Article IV:

Effective upon the later of (i) the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment or (ii) [          ], Eastern Time, on [                          ] (the “Effective Date”), each [              ] ([      ]) [to be filled in prior to filing with the appropriate split number, between two and ten] shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Date, shall automatically be reclassified, without any action on the part of the holder thereof, into one fully paid and nonassessable share of Common Stock, and each [              ] ([      ]) [to be filled in prior to filing with the appropriate split number, between two and ten] shares of Class C Special Stock of the Corporation issued and outstanding immediately prior to the Effective Date, shall automatically be reclassified, without any action on the part of the holder thereof, into one fully paid and nonassessable share of Class C Special Stock (the “Reverse Split”).  The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock or Class C Special Stock issued pursuant to the Reverse Split.  In lieu of any fractional share of Common Stock to which a stockholder otherwise would be entitled as a result of the Reverse Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of Common Stock as of the Effective Date of the Reverse Split which shall be equal to a proportionate interest of the value of a whole share based on the closing sale price of the Common Stock on the NASDAQ Stock Market on the Effective Date.  In lieu of any fractional share of Class C Special Stock to which a stockholder otherwise would be entitled as a result of the Reverse Split, the Corporation shall pay a cash amount equal to the fair value of the fractional share of Class C Special Stock as of the Effective Date of the Reverse Split which shall be equal to a proportionate interest of the value of a whole share based on the closing sale price of a share of Common Stock on the NASDAQ Stock Market on the Effective Date minus $2.50.

RESOLVED FURTHER, that the Board of Directors declares that it is advisable to amend Article IV(3)(a) of the Restated Certificate of Incorporation of the Corporation as follows:

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Amend Article IV(3)(a) in its entirety to state as follows:

A holder of Class C Special Stock shall be entitled, in accordance with the provisions hereof, to acquire Common Stock of the Corporation as the same may then be constituted by tendering any of the Class C Special Stock held and registered in such holder’s name together with $[        ] [to be filled in prior to filing with a number equal to the product of (i) 2.50, multiplied by (ii) the appropriate split ratio, between two and ten] per share as a result of the Reverse Split (the “Common Stock Purchase Price”) on the basis of one share of Common Stock for each share of Class C Special Stock and $[        ] [to be filled in prior to filing with a number equal to the product of (i) 2.50, multiplied by (ii) the appropriate split ratio, between two and ten] as a result of the Reverse Split.  The purchase right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of shares of Class C Special Stock that the holder desires to have applied to the purchase price of Common Stock.  If any shares of Class C Special Stock are applied to the purchase of Common Stock pursuant to this paragraph, the holder of such shares of Class C Special Stock shall surrender the certificate or certificates representing the shares of Class C Special Stock so applied to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of purchase together with cash or a certified cheque in the amount of $[        ] [to be filled in prior to filing with a number equal to the product of (i) 2.50, multiplied by (ii) the appropriate split ratio, between two and ten] per share of Common Stock being acquired, and the Corporation shall thereupon issue to such holder certificates representing the number of shares of Common Stock to which the holder became entitled upon such purchase.

SECOND:  The stockholders of the Corporation duly approved and adopted such amendments in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Stephen M. Simes, its Vice Chairman, President and Chief Executive Officer, thereunto duly authorized, this [        ] day of [                            [, 201[    ].

BIOSANTE PHARMACEUTICALS, INC.

By:
Stephen M. Simes
Vice Chairman, President and
Chief Executive Officer

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BIOSANTE PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

(As Proposed to Be Amended on May 30, 2012)

1.                                       Purpose of Plan.

The purpose of the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan (this “Plan”) is to advance the interests of BioSante Pharmaceuticals, Inc. (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified persons to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through opportunities for equity participation in the Company, and by rewarding such individuals who contribute to the achievement of the Company’s economic objectives.

2.                                       Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1                                 “Board” means the Board of Directors of the Company.

2.2                                 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.

2.3                                 “Cause” means “cause” as defined in any employment or other agreement or policy applicable to the Participant, or if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary.

2.4                                 “Change in Control” means an event described in Section 14.1 of the Plan; provided, however, if under an Incentive Award that is subject to Section 409A of the Code is triggered by a Change in Control, the term Change in Control will mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such term is defined in Section 409A of the Code.

2.5                                 “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

2.6                                 “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

2.7                                 “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

2.8                                 “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code; provided, however, if distribution of an Incentive Award subject to Section 409A of the Code is triggered by an Eligible Recipient’s Disability, such term will mean that the Eligible Recipient is disabled as defined by Section 409A of the Code and the regulations and rulings issued thereunder.

2.9                                 “Effective Date” means May 30, 2012 or such later date as this Plan is approved by the Company’s stockholders.

2.10                           “Eligible Recipients” means (a) for the purposes of granting Incentive Stock Options, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and (b) for the purposes of granting Non-Statutory Stock Options and other Incentive Awards, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants, advisors and independent contractors of the Company or any Subsidiary

2.11                           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12                           “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session, as reported by The NASDAQ Stock Market, The New York Stock Exchange, The American Stock Exchange or any national exchange on which the Common Stock is then listed or quoted (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange or, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Section 409A of the Code.

2.13                           “Incentive Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Performance Award or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.

2.14                           “Incentive Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15                           “Non-Statutory Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

2.16                           “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

2.17                           “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

2.18                           “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 10 of the Plan to receive an amount of cash, a number of shares of Common Stock, or a combination of

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both, contingent upon achievement of specified performance objectives during a specified period.  A Performance Award is also commonly referred to as a “performance unit.”

2.19                           “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise or vesting of such Incentive Award.

2.20                           “Prior Plan” means the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.

2.21                           “Restricted Stock Award” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that are subject to restrictions on transferability and/or a risk of forfeiture.

2.22                           “Retirement” means termination of employment or service at age 55 or older and completion of at least ten years of continuous service.

2.23                           “Securities Act” means the Securities Act of 1933, as amended.

2.24                           “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and a specified exercise price of such shares.

2.25                           “Stock Bonus” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 11 of the Plan.

2.26                           “Stock Unit Award” means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive the Fair Market Value of one or more shares of Common Stock, payable in cash, shares of Common Stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives.  A Stock Unit Award when payable in shares of Common Stock is also commonly referred to as a “restricted stock unit.”

2.27                           “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, provided the Company has a “controlling interest” in the Subsidiary as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

2.28                           “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.                                       Plan Administration.

3.1                                 The Committee.  The Plan will be administered by the Board or by a committee of the Board.  So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and who are “independent” as required by the listing standards of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).  Such a committee, if established, will act by majority approval of the members (but may also take action by the

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written consent of all of the members of such committee), and a majority of the members of such a committee will constitute a quorum.  As used in the Plan, “Committee” will refer to the Board or to such a committee, if established.  To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act.  The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise.  Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.

3.2                                 Authority of the Committee.

(a)                                  In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following:  (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject.  In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.

(b)                                 Subject to Section 3.2(d) of the Plan, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

(c)                                  In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other similar change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change,

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in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including any performance objectives) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect, including the limitations in Section 3.2(a) and 3.2(b).

(d)                                 Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by:  (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right in exchange for (A) cash; (B) replacement Options or Stock Appreciation Rights having a lower exercise price; or (C) other Incentive Awards; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan.  For purposes of this Section 3.2(d), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.

(e)                                  In addition to the authority of the Committee under Section 3.2(b) of the Plan and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws.  The Committee shall have no authority, however, to take action pursuant to this Section 3.2(e) of the Plan: (i) to reserve shares or grant Incentive Awards in excess of the limitations provided in Section 4.1 of the Plan; (ii) to effect any re-pricing in violation of Section 3.2(d) of the Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.2 or 7.2 of the Plan, as the case may be; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).

4.                                       Shares Available for Issuance.

4.1                                 Maximum Number of Shares Available; Certain Restrictions on Awards.  Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be the sum of:

(a)                                  11,000,000;

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(b)                                 the number of shares of Common Stock subject to Incentive Awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding Incentive Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock;

(c)                                  the number of shares issued or Incentive Awards granted under the Plan in connection with the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Subsidiary(ies) acquiring, merging or consolidating with another entity; and

(d)                                 the number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Subsidiary(ies) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Subsidiaries, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Subsidiaries following the transaction pursuant to the rules and regulations of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).

The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

Notwithstanding any other provisions of the Plan to the contrary, (i) no more than 11,000,000 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) no more than 2,000,000 shares of Common Stock may be issued or issuable under the Plan in connection with the grant of Incentive Awards, other than Options or Stock Appreciation Rights.  All of the foregoing share limits are subject, in each case, to adjustment as provided in Section 4.3 of the Plan.  Incentive Stock Options issued as a result of the Company’s assumption or substitution of like awards issued by any acquired, merged or consolidated entity pursuant to applicable provisions of the Code will not count towards the limit in clause (i).

4.2                                 Accounting for Incentive Awards.  Shares of Common Stock that are issued under the Plan or that are potentially issuable pursuant to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.  All shares so subtracted from the amount available under the Plan with respect to an Incentive Award that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan; provided, however, that (i) any shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6.4(b) of the Plan or the tender or attestation as to ownership of Previously Acquired Shares pursuant to Section 6.4(a) of the Plan will not again become available for issuance under the Plan; (ii) the full number of shares of Common Stock subject to a Stock Appreciation Right granted that are settled by the issuance of shares of Common Stock will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right, and will not again become available for issuance under the Plan; and (iii) shares withheld by the Company to pay the exercise price of any Incentive Award or satisfy any tax withholding obligation will not again become available for issuance under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Incentive Award will not increase the number of shares available for future grant of Incentive Awards.  Any shares of Common Stock related to Incentive Awards under this Plan or under

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Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, or are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for Incentive Awards not involving shares, will be available again for grant under this Plan.

4.3                                 Adjustments to Shares and Incentive Awards.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Incentive Awards, and (b) the exercise price of outstanding Options and Stock Appreciation Rights.

5.                                       Participation.

Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries.  Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion.  Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.                                       Options.

6.1                                 Grant.  An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option.  To the extent that any Incentive Stock Option (or portion thereof) granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.  Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

6.2                                 Exercise Price.  The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant, provided that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (or 110% of the Fair Market Value of one share of Common Stock on the date of grant of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).   Notwithstanding the foregoing, to the extent that Options are granted under the Plan as a result of the Company’s assumption or substitution of options issued by any acquired, merged or consolidated entity, the exercise price for such Options shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.

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6.3                                 Exercisability and Duration.  An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant (including without limitation (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period); provided, however, that no Option may be exercisable after ten (10) years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4                                 Payment of Exercise Price.

(a)                                  The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that are acceptable to the Committee; (iii) by a “net exercise” of the Option (as further described in paragraph (b), below);  or (iv) by a combination of such methods.

(b)                                 In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 13.1 of the Plan.

(c)                                  Previously Acquired Shares tendered or covered by an attestation as payment of an Option exercise price will be valued at their Fair Market Value on the exercise date.

6.5                                 Manner of Exercise.  An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Lincolnshire, Illinois and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

7.                                       Stock Appreciation Rights.

7.1                                 Grant.  An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  The Committee will have the sole discretion to determine the form in which payment of the economic value of Stock Appreciation Rights will be made to a Participant (i.e., cash, shares of Common Stock or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment.  Stock Appreciation Rights may be granted to an Eligible Recipient for services provided

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to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

7.2                                 Exercise Price.  The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant.  Notwithstanding the foregoing, to the extent that Stock Appreciation Rights are granted under the Plan as a result of the Company’s assumption or substitution of stock appreciation rights issued by any acquired, merged or consolidated entity, the exercise price for such Stock Appreciation Rights shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.

7.3                                 Exercisability and Duration.  A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant.  A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.

7.4                                 Grants in Tandem with Options.  Stock Appreciation Rights may be granted alone or in addition to other Incentive Awards, or in tandem with an Option, at the time of grant of the Option.  A Stock Appreciation Right granted in tandem with an Option shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number as the Committee may determine), shall be exercisable at such time or times and only to the extent that the related Option is exercisable, have the same term as the Option and shall have an exercise price equal to the exercise price for the Option.  Upon the exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an Option having a related Stock Appreciation Right, the Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

8.                                       Restricted Stock Awards.

8.1                                 Grant.  An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.

8.2                                 Rights as a Stockholder; Transferability.  Except as provided in Sections 8.1, 8.3, 8.4 and 15.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.

8.3                                 Dividends and Distributions.  Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or

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distributions relate.  The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

8.4                                 Enforcement of Restrictions.  To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.

9.                                       Stock Unit Awards.

An Eligible Recipient may be granted one or more Stock Unit Awards under the Plan, and such Stock Unit Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.  The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the payment, issuance, retention and/or vesting of such Stock Unit Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.

10.                                 Performance Awards.

An Eligible Recipient may be granted one or more Performance Awards under the Plan, and such Performance Awards will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

11.                                 Stock Bonuses.

An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.

12.                                 Effect of Termination of Employment or Other Service.  The following provisions shall apply upon termination of a Participant’s employment or other service with the Company and all Subsidiaries, except to the extent that the Committee provides otherwise in an agreement evidencing an Incentive Award at the time of grant or determines pursuant to Section 12.3 of the Plan.

12.1                           Termination Due to Death, Disability or Retirement.  In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement:

(a)                                  All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right).  Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate.

(b)                                 All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

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(c)                                  All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.

12.2                        Termination for Reasons Other than Death, Disability or Retirement. Subject to Section 12.4 of the Plan, in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary):

(a)                                 All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right).  Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;

(b)                                 All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(c)                                  All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.

12.3                        Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Section 12, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), except as provided in clause (ii), below, cause Options or Stock Appreciation Rights (or any part thereof) then held by such Participant to terminate, become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, Stock Unit Awards, Performance Awards or Stock Bonuses then held by such Participant to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that any such action adversely affecting any outstanding Incentive Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan).

12.4                        Effects of Actions Constituting Cause.  Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.3 of the Plan, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment with the Company or any Subsidiary, all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant shall terminate and be forfeited without notice of any kind.  The Company may defer the exercise of any Option, the vesting of any Restricted Stock Award or the payment of any Stock Unit Award, Performance Award or Stock Bonus for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.

12.5                        Determination of Termination of Employment or Other Service.

(a)                                 The change in a Participant’s status from that of an employee of the Company or any Subsidiary to that of a non-employee consultant, director or advisor of the Company or any

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Subsidiary will, for purposes of the Plan, be deemed to result in a termination of such Participant’s employment with the Company and its Subsidiaries, unless the Committee otherwise determines in its sole discretion.

(b)                                 The change in a Participant’s status from that of a non-employee consultant, director or advisor of the Company or any Subsidiary to that of an employee of the Company or any Subsidiary will not, for purposes of the Plan, be deemed to result in a termination of such Participant’s service as a non-employee consultant, director or advisor with the Company and its Subsidiaries, and such Participant will thereafter be deemed to be an employee of the Company or its Subsidiaries until such Participant’s employment is terminated, in which event such Participant will be governed by the provisions of this Plan relating to termination of employment or service (subject to paragraph (a), above).

(c)                                  Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.

(d)                                 Notwithstanding the foregoing, if payment of an Incentive Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

12.6                        Breach of Employment, Consulting, Confidentiality or Non-Compete Agreements.  Notwithstanding anything in the Plan to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, in the event that a Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of an Incentive Award), whether such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee), made or realized by the Participant in connection with any Incentive Awards or any shares issued upon the exercise or vesting of any Incentive Awards.

13.                               Payment of Withholding Taxes.

13.1                        General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Participant in connection with an Incentive Award; or (c) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award.  Shares of Common Stock issued or otherwise issuable to the Participant in connection

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with an Incentive Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Participant’s withholding or employment-related tax obligation, will be valued at their Fair Market Value on the Tax Date.  No withholding will be effected under this Plan which exceeds the minimum statutory withholding requirements.

13.2                        Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 13.1 of the Plan by withholding shares of Common Stock underlying an Incentive Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods.  For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

14.                               Change in Control.

14.1                        A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)                                 the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(b)                                 the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c)                                  any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

(d)                                 a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

(e)                                  the Continuity Directors cease for any reason to constitute at least a majority of the Board; or

(f)                                   any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

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For purposes of this Section 14, “Continuity Directors” of the Company will mean any individuals who are members of the Board on the Effective Date and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

14.2                        Acceleration of Vesting.  Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award: (a) all Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable in accordance with their terms; (b) all Restricted Stock Awards will become immediately fully vested and non-forfeitable; and (c) any conditions to the payment of Stock Unit Awards, Performance Awards and Stock Bonuses will lapse.

14.3                        Cash Payment.  If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant affected thereby, may determine that: (i) some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options (or, in the event that there is no excess, that such Options will be terminated); and (ii) some or all Participants holding Performance Awards will receive, with respect to some or all of the shares of Common Stock subject to such Performance Awards, as of the effective date of any such Change in Control of the Company, cash in an amount equal the Fair Market Value of such shares immediately prior to the effective date of such Change in Control.

15.                               Rights of Eligible Recipients and Participants; Transferability.

15.1                        Employment or Service.  Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.2                        Rights as a Stockholder; Dividends.  As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares.  Except as otherwise provided in the Plan or otherwise provided by the Committee, no adjustment will be made in the amount of cash payable or in the number of shares of Common Stock issuable under Incentive Awards denominated in or based on the value of shares of Common Stock as a result of cash dividends or distributions paid to holders of Common Stock prior to the payment of, or issuance of shares of Common Stock under, such Incentive Awards.

15.3                        Restrictions on Transfer.

(a)                                 Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options) or vesting or issuance (in the case of Restricted Stock Awards and Performance Awards) of such Incentive

14

Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)                                 A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, such beneficiary.  If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, the Participant’s legal representatives, heirs and legatees.  If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c)                                  Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.  Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer.  A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

15.4                        Non-Exclusivity of the Plan.  Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

16.                               Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares

15

of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

17.                               Compliance with Section 409A.

It is intended that the Plan and all Incentive Awards hereunder be administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code.  The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code (including any transition or grandfather rules relating thereto).  Notwithstanding anything in this Section 17 to the contrary, with respect to any Incentive Award subject to Section 409A of the Code, no amendment to or payment under such Incentive Award will be made unless and only to the extent permitted under Section 409A of the Code.

18.                               Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time.  In addition to the authority of the Committee to amend the Plan under Section 3.2(e) of the Plan, the Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted); or (ii) such amendment seeks to increase the number of shares authorized for issuance hereunder (other than by virtue of an adjustment under Section 4.3 of the Plan) or to modify Section 3.2(d) of the Plan.  No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan.

19.                               Effective Date and Duration of the Plan.

The Plan will be effective as of the Effective Date and will terminate at midnight on the day before the tenth (10th) anniversary of the Effective Date, and may be terminated prior to such time by Board action.  No Incentive Award will be granted after termination of the Plan.  Incentive Awards outstanding upon termination of the Plan may continue to be exercised, earned or become free of restrictions, according to their terms.

20.                               Miscellaneous.

20.1                        Dividend Equivalents.  Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Incentive Award, to be credited as of dividend payment dates, during the period between the date the Incentive Award is granted and the date the Incentive Award is exercised, vests or expires, as determined by the Committee.  Such dividend equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.  Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation

16

Right and further, no dividend or dividend equivalents will be paid out with respect to any unvested Incentive Awards, the vesting of which is based on the achievement of performance objectives.

20.2                        Fractional Shares.  No fractional shares of Common Stock will be issued or delivered under the Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid.

20.3                        Governing Law.  Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Illinois, notwithstanding the conflicts of laws principles of any jurisdictions.

20.4                        Successors and Assigns.  The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

20.5                        Construction.  Wherever possible, each provision of the Plan and any agreement evidencing an Incentive Award granted under the Plan will be interpreted so that it is valid under the applicable law.  If any provision of the Plan or any agreement evidencing an Incentive Award granted under the Plan is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of the Plan and the Incentive Award agreement also will continue to be valid, and the entire Plan and Incentive Award agreement will continue to be valid in other jurisdictions.

17

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000137090_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following nominees for director: 1. Election of Directors Nominees 01 Louis W. Sullivan M.D. 02 Stephen M. Simes 03 Fred Holubow 04 Ross Mangano 05 John T. Potts, Jr. M.D. 06 Edward Rosenow III M.D. 07 Stephen A. Sherwin M.D. BIOSANTE PHARMACEUTICALS, INC. 111 BARCLAY BOULEVARD LINCOLNSHIRE, IL 60069 ATTN: PHILLIP B. DONENBERG Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 2 Proposal to approve the BioSante Pharmaceuticals, Inc. Third Amended and Restated 2008 Stock Incentive Plan. 3 Proposal to approve an amendment to Restated Certificate of Incorporation to effect reverse split of common stock and class C special stock at the discretion of the Board of Directors. 4 Proposal to ratify the selection of Deloitte & Touche LLP as BioSante's independent registered public accounting firm for the year ending December 31, 2012. 5 Proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of proposal 3. NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000137090_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com . BIOSANTE PHARMACEUTICALS, INC. This proxy is solicited on behalf of the Board of Directors of BioSante Pharmaceuticals, Inc., for use at the Annual Meeting of Stockholders on May 30, 2012 By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Stephen M. Simes and Phillip B. Donenberg, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting of Stockholders to be held on May 30, 2012 and at any adjournment or postponement of the meeting. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all of the nominees for director, FOR Proposals 2, 3, 4 and 5 and, in the proxies discretion, upon such other matters as may properly come before the meeting. Continued and to be signed on reverse side